  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996

                                                      REGISTRATION NO. 333-5425
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         TRI-POINT MEDICAL CORPORATION
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        DELAWARE                     3841                    56-1959623
     (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
    INCORPORATION OR             CODE NUMBER)
      ORGANIZATION)

                            5265 CAPITAL BOULEVARD
                               RALEIGH, NC 27616
                                (919) 876-7800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                ROBERT V. TONI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         TRI-POINT MEDICAL CORPORATION
                            5265 CAPITAL BOULEVARD
                               RALEIGH, NC 27616
                                (919) 876-7800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDINGAREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
             DEBRA J. POUL                       DAVID J. BEVERIDGE
      MORGAN, LEWIS & BOCKIUS LLP                SHEARMAN & STERLING
         2000 ONE LOGAN SQUARE                  599 LEXINGTON AVENUE
        PHILADELPHIA, PA 19103                   NEW YORK, NY 10022
            (215) 963-5000                         (212) 848-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                           ------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                          ------------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         TRI-POINT MEDICAL CORPORATION

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NUMBER
IN FORM S-1                            LOCATION IN PROSPECTUS
- -----------                            ----------------------
     1. Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus...   Forepart of Registration Statement; Outside
                                       Front Cover Page of Prospectus
     2. Inside Front and Outside
         Back Cover Pages of
         Prospectus.................   Inside Front Cover Page of Prospectus;
                                       Additional Information; Reports to Security
                                       Holders; Outside Back Cover Page of
                                       Prospectus
     3. Summary Information, Risk
         Factors and Ratio of
         Earnings to Fixed Charges..   Prospectus Summary; Risk Factors
     4. Use of Proceeds.............   Use of Proceeds
     5. Determination of Offering
         Price......................   Outside Front Cover Page of Prospectus;
                                       Underwriting
     6. Dilution....................   Dilution
     7. Selling Security Holders....   Principal and Selling Stockholders
     8. Plan of Distribution........   Outside Front Cover Page of Prospectus;
                                       Underwriting
     9. Description of Securities to
         be Registered..............   Description of Capital Stock
    10. Interests of Named Experts
         and Counsel................   Not Applicable
    11. Information with Respect to
         the Registrant
        a. Description of Business..   Business
        b. Description of Property..   Business
        c. Legal Proceedings........   Business
        d. Market Price of and
           Dividends on the
           Registrant's Common
           Equity and Related
           Stockholder Matters......   Outside Front Cover Page of Prospectus;
                                       Dividend Policy; Prior Partnership Status;
                                       Shares Eligible for Future Sale
        e. Financial Statements.....   Financial Statements
        f. Selected Financial Data..   Selected Financial Data
        g. Supplementary Financial
           Information..............   Not Applicable
        h. Management's Discussion
           and Analysis of Financial
           Condition and Results of
           Operations...............   Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations
        i. Changes in and
           Disagreements with
           Accountants on Accounting
           and Financial
           Disclosure...............   Not Applicable
        j. Directors, Executive
           Officers and Control
           Persons..................   Management
        k. Executive Compensation...   Management
        l. Security Ownership of
           Certain Beneficial Owners
           and Management...........   Principal and Selling Stockholders
        m. Certain Relationships and
           Related Transactions.....   Certain Transactions
    12. Disclosure of Commission
         Position on Indemnification
         for Securities Act
         Liabilities................   Not Applicable

PROSPECTUS
                               3,000,000 SHARES

                   [LOGO OF TRI-POINT MEDICAL APPEARS HERE]

                         TRI-POINT MEDICAL CORPORATION
                                 COMMON STOCK

                              ------------------

  Of the 3,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, 2,550,000 shares are being offered by Tri-Point Medical Corporation ("Tri-Point" or the "Company") and 450,000 shares are being offered by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder. Prior to this Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "TPMC."

                              ------------------

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                              ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                           Underwriting              Proceeds to
                               Price to   Discounts and  Proceeds to   Selling
                                Public    Commissions(1) Company(2)  Stockholder
- --------------------------------------------------------------------------------
Per Share...................     $8.00        $0.56         $7.44       $7.44
- --------------------------------------------------------------------------------
Total(3)....................  $24,000,000   $1,680,000   $18,972,000 $3,348,000

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $750,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholder will be $27,600,000, $1,932,000, $22,320,000 and $3,348,000, respectively. See "Underwriting."

                              ------------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman Brothers Inc., New York, New York, on or about September 30, 1996.

                              ------------------

Lehman Brothers                                      Sands Brothers & Co., Ltd.

September 25, 1996

TRAUMASEAL(TM)                            TraumaSeal(TM) will not be
                                          commercially available in the U.S.
                                          until FDA approval is received.
                                          There is no assurance of such
                                          approval.


         NO NEEDLES                      [PHOTO OF LACERATION PRIOR
[PHOTO OF CHILD AND SYRINGE               TO APPLICATION APPEARS HERE]
       APPEARS HERE]

                                          Actual Laceration: Prior to
                                          TraumaSeal application.



        NO TRAUMA                   [PHOTO OF TRAUMASEAL    [PHOTO OF APPLICATOR
[PHOTO OF CHILD WITH NURSE            APPLICATION TO          FOR TRAUMASEAL
      APPEARS HERE]                LACERATION APPEARS HERE]   APPEARS HERE]




                                          Actual Laceration: After TraumaSeal
                                          is applied.


             NO SUTURES                 [PHOTO OF LACERATION AFTER
         [PHOTO OF SUTURES                TWO WEEKS APPEARS HERE]
           APPEARS HERE]

Needles, sutures and various medical      After Two Weeks: The laceration
supplies depicted are not products        shows healing with minimal scarring.
of the Company.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain risks associated with an investment in the Common Stock. References in this Prospectus to the Company or Tri-Point also include, unless the context requires otherwise, Tri-Point's predecessor, Tri-Point Medical L.P. (the "Partnership"). Unless otherwise indicated, all information presented in this Prospectus (i) is adjusted to give effect to an exchange (the "Exchange") pursuant to which obligations of and interests in the Partnership will be exchanged for shares of Common Stock and (ii) assumes the Underwriters have not exercised the over-allotment option. The Exchange will occur contemporaneously with the Offering. "Octyldent" and "Nexaband" are federally registered trademarks of the Company. "TraumaSeal," "Nexacryl," "Nexaband S/C" and "Nexaband QuickSeal" are trademarks of the Company. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders.

                                  THE COMPANY

  Tri-Point develops, commercializes and manufactures medical adhesive products based on its proprietary cyanoacrylate technology. The Company's medical adhesives can be used to close and seal wounds and incisions rapidly and stop leakage of blood and other body fluids from injured tissue. The Company's nonabsorbable products can be used to replace sutures and staples for certain topical wound closure applications, while the Company's absorbable products can potentially be used as surgical sealants and surgical adhesives for internal wound closure and management. Tri-Point's medical adhesive products align injured tissue without the trauma caused by suturing or stapling and allow natural healing to proceed. In addition, Tri-Point believes that its medical adhesive products result in lower overall procedure costs and are easier and quicker to prepare and use than sutures or staples. The worldwide market for sutures and staples for topical and internal applications is currently estimated to be $2.6 billion annually, and the Company expects that it will compete for a portion of this market.

  The Company has three products for human use and has a product line for veterinary uses, which are described below:

    TraumaSeal is a topical adhesive used to close wounds from skin lacerations and incisions. Human clinical trials for TraumaSeal commenced in the United States in February 1996 and are expected to be completed by late 1996. TraumaSeal may be marketed in Canada and product launch is expected in early 1997. The Company has entered into a marketing agreement with Ethicon, Inc. ("Ethicon"), a subsidiary of Johnson & Johnson, for exclusive worldwide marketing and distribution of TraumaSeal.

    Octyldent is a topical sealant currently used in conjunction with Actisite(R), a site-specific drug delivery system manufactured by ALZA Corporation ("ALZA"), to treat adult periodontal disease. Octyldent received 510(k) clearance ("510(k)") for use as an adhesive for the temporary fixing of periodontal fibers to teeth or other hard surface abutments from the U.S. Food and Drug Administration (the "FDA") in 1990 and is marketed with Actisite(R) in the United States by Procter & Gamble/ALZA, Partners for Oral Health Care (the "Procter & Gamble/ALZA Partnership") and outside the United States by ALZA.

    Nexacryl is a topical sealant to be used in the repair of corneal ulcers and lacerations. The Company received an FDA approvable letter for Nexacryl in January 1996. If approved, the Company believes Nexacryl will be the first cyanoacrylate adhesive product to receive premarket approval ("PMA") from the FDA. The Company has entered into a marketing agreement with Chiron Vision Corporation ("Chiron") for exclusive worldwide marketing and distribution of Nexacryl.

    Nexaband is a product line of five topical adhesives currently used in veterinary wound closure and management.
    Nexaband products have been marketed by Farnam Companies, Inc. ("Farnam") since 1993.

  Tri-Point is also developing absorbable products for internal applications. The Company has development programs for surgical sealants to be used to control post-surgical leakage from cardiovascular graft, cardiovascular bypass and bowel resection procedures and for surgical adhesives to be used to close internal surgical incisions and traumatic wounds. These future products require further development, clinical trials and regulatory clearance or approval prior to commercialization.

  Tri-Point's medical adhesive products are based on its proprietary cyanoacrylate technology. Cyanoacrylates are a family of liquid monomers that react under a variety of conditions to form polymer films with strong adhesive properties. Using its technology, Tri-Point has overcome several obstacles to regulatory approval, including demonstrating that cyanoacrylates are safe for human use. The Company's ability to manufacture highly purified base material allows Tri-Point to satisfy toxicity tests and, the Company believes, to meet biocompatability standards. Tri-Point has also developed novel assays to demonstrate sterility. In addition, Tri-Point has patented a "scavenger" process that permits degradation of cyanoacrylates without a cytotoxic reaction, enabling the Company to develop absorbable formulations for internal applications. Tri-Point's technology allows it to customize the physical and chemical properties of cyanoacrylates, such as viscosity and setting times, to meet specific market needs. Tri-Point's products perform consistently and reproducibly, do not require special preparation or refrigeration and have shelf-lives of 18 to 24 months. Tri-Point has also developed delivery technology to enhance the utility of its products. The Company's TraumaSeal applicator contains a catalyst that controls the polymerization process and allows the adhesive film to be applied in multiple layers, which enhances bond strength. The Company is building a strong portfolio of patent and trade secret protection on its cyanoacrylate technology, delivery technology and manufacturing processes. The Company has seven U.S. patents with expiration dates ranging from 2004 to 2013 and has filed applications for seven additional U.S. patents, as well as certain corresponding patent applications outside the United States.

  The Company's objective is to become the leader in the medical adhesive market by capitalizing on its proprietary cyanoacrylate technology. The Company's strategy is to focus initially on commercializing and launching topical adhesive products based on its nonabsorbable formulations. Initial target markets are topical wound closure in emergency rooms and operating rooms and for plastic surgery procedures. The Company is also pursuing the development and commercialization of absorbable formulations. The Company intends to implement its strategy by (i) expanding its research and development activities, (ii) seeking rapid regulatory approval by targeting product applications classified as medical devices, (iii) expanding manufacturing capacity by adding facilities, equipment and personnel and continuing to research processes to improve manufacturing capacity and efficiency and (iv) establishing marketing partnerships with recognized market leaders for marketing and distribution of its products.

  The Company's executive offices are located at 5265 Capital Boulevard, Raleigh, North Carolina 27616, and its telephone number is (919) 876-7800.

                                  RISK FACTORS

  The shares of Common Stock offered hereby involve a high degree of risk, including but not limited to the Company's history of operating losses and accumulated deficit; early stage of product commercialization; dependence on new products and technologies; uncertainty of market acceptance of its products; uncertainty of results of clinical trials for TraumaSeal; dependence on marketing partners; potential adverse effect of competition and technological change; limited manufacturing experience; dependence on a sole source supplier; dependence on patents, trade secrets and proprietary rights; effects of FDA and other government regulation; effects of international sales; future capital needs and uncertainty of additional financing; dependence upon key personnel; product liability exposure and potential unavailability of insurance; control by existing stockholders; anti-takeover provisions; broad discretion in application of proceeds; no prior public market for the Common Stock; volatility of the Common Stock price; substantial number of shares eligible for future sale; substantial registration rights; potential adverse impact on future market price from sales of shares; adverse impact from potential release of shares subject to lock-up; absence of dividends; and dilution to investors. See "Risk Factors" for a more complete discussion of risk factors which should be considered by potential investors.

                                  THE OFFERING

Common Stock offered by:

  The Company........... 2,550,000 shares
  The Selling Stockhold-
   er................... 450,000 shares
Common Stock to be out-
 standing after the Of-
 fering(1).............. 12,150,000 shares
Use of proceeds......... To fund capital expenditures, clinical trials and research and development, and for working capital and
                         general corporate purposes. See "Use of Proceeds."
Nasdaq National Market
 symbol................. "TPMC"

- --------

(1) Excludes 550,000 shares of Common Stock issuable upon the exercise of options to be outstanding under the Company's 1996 Amended and Restated Equity Compensation Plan (the "Equity Compensation Plan") after the Offering at an estimated weighted average exercise price of $5.27 per share and (ii) 450,000 shares reserved for future option grants under the Equity Compensation Plan. See "Management--Equity Compensation Plan."

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        SIX MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                         -------------------------------------------  ---------------
                          1991     1992     1993     1994     1995     1995     1996
                         -------  -------  -------  -------  -------  -------  ------
STATEMENT OF OPERATIONS
 DATA:
Product sales........... $   398  $   648  $ 1,048  $ 1,478  $ 1,380  $   618  $  193
License and product
 development revenues...     112      230      162       25      --       --    3,500
                         -------  -------  -------  -------  -------  -------  ------
  Total revenues........     510      878    1,210    1,503    1,380      618   3,693
Cost of products sold...     375      386      366      528      531      261     173
                         -------  -------  -------  -------  -------  -------  ------
Gross profit............     135      492      844      975      849      357   3,520
Research, development
 and regulatory affairs
 expenses...............     819      895      863    1,231    1,637      748   1,340
Selling and
 administrative
 expenses...............     670      912    1,037    1,366    5,089      628   1,014
Payments to CRX and
 Caratec................     --       150      150      150      250      175     288
                         -------  -------  -------  -------  -------  -------  ------
  Total operating
   expenses.............   1,489    1,957    2,050    2,747    6,976    1,551   2,642
                         -------  -------  -------  -------  -------  -------  ------
Income (loss) from
 operations.............  (1,354)  (1,465)  (1,206)  (1,772)  (6,127)  (1,194)    878
Interest expense to
 Sharpoint Development
 Corporation, net.......     135      234      342      443      845      396      93
                         -------  -------  -------  -------  -------  -------  ------
Net income (loss)....... $(1,489) $(1,699) $(1,548) $(2,215) $(6,972) $(1,590) $  785
                         =======  =======  =======  =======  =======  =======  ======
Pro forma net income
 (loss) per common
 share(1)...............                                     $  (.69)          $  .08
                                                             =======           ======
Shares used in
 computation of pro
 forma net income (loss)
 per common share(1)....                                      10,150           10,150
                                                             =======           ======

                                                        AS OF JUNE 30, 1996
                                                      ------------------------
                                                                 PRO FORMA
                                                      ACTUAL AS ADJUSTED(2)(3)
                                                      ------ -----------------
BALANCE SHEET DATA:
Cash................................................. $2,309      $20,531
Working capital......................................    863       19,085
Total assets.........................................  3,686       21,908
Long-term debt and capital lease obligations, less
 current portion.....................................     26           26
Total partners' capital and stockholders' equity.....  1,418       19,640

- --------

(1) Pro forma net income (loss) per common share is based on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the periods assuming that the contribution of obligations of and interests in the Partnership to the Company in exchange for 9,600,000 shares of Common Stock in connection with the Exchange had been consummated as of the first day of the applicable periods. Pro forma net income (loss) does not reflect the elimination of the payments to CRX Medical, Inc. ("CRX") and Caratec, L.L.C. ("Caratec"), the successor to CRX's limited partnership interest in the Partnership, interest expense to Sharpoint Development Corporation ("Sharpoint") or the non-cash expense ($1.40 per share) discussed in footnote (2) below. These payments and expenses will not continue after the Exchange. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prior Partnership Status."

(2) In connection with the Exchange, Caratec will exchange its right to receive various payments from the Partnership and its limited partnership interest for 1,776,250 shares of Common Stock. This transaction will result in a non-cash expense of $14,210,000 which equals the difference between the value of the Common Stock issued to Caratec and its basis in the Partnership. The resulting charge to accumulated deficit will be offset by a credit to additional paid-in capital. See "Prior Partnership Status."

(3) Adjusted to reflect the sale by the Company of 2,550,000 shares of Common Stock (at a public offering price of $8.00 per share) and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  The following risk factors should be considered carefully by potential investors before purchasing the Common Stock offered hereby.

  History of Operating Losses and Accumulated Deficit. The Company has incurred net losses in each year since its inception, including net losses of approximately $7.0 million during the year ended December 31, 1995, and as of June 30, 1996 had accumulated net losses of $13.9 million. These losses have resulted primarily from expenses associated with the Company's research and development activities, including preclinical and clinical trials and general and administrative expenses. The Company anticipates that its expenses will increase in the future and that it will incur additional losses for the foreseeable future. The amount of future net losses and time required by the Company to reach profitability are highly uncertain. The Company's ability to generate significant revenue and become profitable is dependent in large part on its success in obtaining regulatory approvals or clearances for its products, commercializing the Company's lead product, TraumaSeal, expanding its manufacturing capacity, developing new products and entering into additional marketing agreements and the ability of its marketing partners to commercialize successfully products incorporating the Company's technologies. There can be no assurance that the Company will generate significant revenue or become profitable on a sustained basis, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Early Commercialization; Dependence on New Products and Technologies; Uncertainty of Market Acceptance. The Company is in the early stage of product commercialization and has derived only limited revenue from sales of certain products to its marketing partners. The Company is conducting human clinical trials of TraumaSeal in the United States and has several potential products in development. The Company believes that its long-term viability and growth will depend in large part on receiving regulatory clearances or approvals for and the successful commercialization of TraumaSeal and other new products resulting from its research and development activities. The Company presently is pursuing product opportunities that will require extensive additional capital investment, research, development, clinical testing and regulatory clearances or approvals prior to commercialization. There can be no assurance that the Company's development programs will be successfully completed or that required regulatory clearances or approvals will be obtained on a timely basis, if at all. Moreover, commercial applications of the Company's absorbable formulations are relatively new and evolving. The successful development and market acceptance of the Company's proposed products are subject to inherent developmental risks, including ineffectiveness or lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals, high commercial cost and preclusion or obsolescence resulting from third parties' proprietary rights or superior or equivalent products, as well as general economic conditions affecting purchasing patterns.

  There can be no assurance that the Company and its marketing partners will be able to commercialize successfully or achieve market acceptance of the Company's technologies or products, or that the Company's competitors will not develop competing technologies that are less expensive or otherwise superior to those of the Company. The failure to develop and market successfully new products would have a material adverse effect on the Company's results of operations and financial condition. See "Business--Products," "Business--Sales and Marketing" and "Business--Manufacturing."

  Clinical Trials for TraumaSeal. The Company is currently conducting clinical trials in the United States for TraumaSeal to test safety and efficacy in humans under an Investigational Device Exemption ("IDE") allowed by the FDA. There can be no assurance that clinical testing of TraumaSeal will be completed successfully within any specified time period, if at all, or that the Company will not encounter problems in the clinical trials that will cause the Company to delay or suspend clinical trials. There also can be no assurance that such testing will ultimately show TraumaSeal to be safe or efficacious. Without obtaining acceptable clinical results, the Company would not be able to commercialize TraumaSeal in the United States, which would have a material adverse effect on the Company's results of operations and financial condition. The Company's other future products will also require clinical trials. See "--FDA and Other Government Regulation," "Business--Products" and "Business--Government Regulations."

  Dependence on Marketing Partners. The Company has limited experience in sales, marketing and distribution. Therefore, the Company's strategy for commercialization of its products includes entering into agreements with other companies to market current and certain future products incorporating the Company's technology. To date, the Company has entered into five such agreements, and the Company derived all of its fiscal 1995 revenues from the sale of products to its marketing partners. There can be no assurance that the Company will be able to enter into additional marketing agreements on terms favorable to the Company, if at all, or that current or future agreements will ultimately be beneficial to the Company.

  The Company is dependent for product sales revenues upon the success of such marketing partners in performing their responsibilities. The amount and timing of resources which may be devoted to the performance of their contractual responsibilities by its marketing partners are not within the control of the Company. There can be no assurance that such marketing partners will perform their obligations as expected, pay any additional option or license fees to the Company or market any products under the marketing agreements, or that the Company will derive any revenue from such arrangements. Moreover, certain of the agreements provide for termination under certain circumstances. For example, Ethicon may terminate its agreement to purchase TraumaSeal from the Company should the Company be unable to provide an adequate supply, and Ethicon may itself then manufacture TraumaSeal and only pay the Company royalties on sales. Certain agreements also permit the marketing partners to pursue existing or alternative technologies in preference to the Company's technology. There can be no assurance that the interests of the Company will continue to coincide with those of its marketing partners or that the marketing partners will not develop independently or with third parties products which could compete with the Company's products, or that disagreements over rights or technology or other proprietary interests will not occur. To the extent that the Company chooses not to or is unable to enter into future agreements, it would experience increased capital requirements to undertake the marketing or sale of its current and future products. There can be no assurance that the Company will be able to market or sell its current or future products independently in the absence of such agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Marketing Partners."

  Potential Adverse Effect of Competition and Technological Change. The Company competes with many domestic and foreign competitors in various rapidly evolving and technologically advanced fields in developing its technology and products, including medical device, pharmaceutical and biopharmaceutical companies. For example, in the worldwide wound closure market, the Company's products will compete with the suture products of Ethicon, the world leader in the wound closure market, and American Home Products Corporation. In addition, the Company believes its products will compete with the staple products of United States Surgical Corporation and Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson. The Company's products may also compete with Histoacryl, a cyanoacrylate-based topical adhesive marketed by B. Braun GmbH, and with a similar adhesive marketed by Loctite Corporation. In the surgical sealants market, the Company's products will compete with the fibrin-based sealants of Immuno AG and Behringwerke AG, and most likely with fibrin-based sealants being developed by Baxter Healthcare Corporation and Bristol-Myers Squibb Company. The Company's surgical sealants also may compete with collagen-based hemostatic products of, among others, Collagen Corporation, Fusion Medical Technologies, Inc. and MedChem Products Inc., a division of C.R. Bard Inc.

  Many of the Company's competitors and potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than the Company. In addition to those mentioned above, other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's competitors will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have been or are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive in these fields. These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory clearances or approvals, and manufacturing and marketing such products. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or product commercialization earlier than the Company, any of which could materially adversely affect the Company. Furthermore, if the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. Finally, under the terms of the Company's marketing agreements, the Company's marketing partners may pursue parallel development of other technologies or products, which may result in a marketing partner developing additional products that will compete with the Company's products. See "Business--Competition and Technological Change."

  Limited Manufacturing Experience. The Company has limited manufacturing capacity and has limited experience in manufacturing its products. The Company's future success is dependent in significant part on its ability to manufacture its products in commercial quantities, in compliance with regulatory requirements and in a cost-effective manner. The Company intends to expand its manufacturing capabilities by using a portion of the net proceeds from this Offering to build or acquire large-scale manufacturing and formulation facilities by the end of 1997. Production of commercial-scale quantities may involve technical challenges for the Company and will require significant scale-up expenses for additions to facilities and personnel. There can be no assurance that the Company will be able to achieve large-scale manufacturing capabilities or to manufacture its products in a cost-effective manner or in quantities necessary to allow the Company to achieve profitability. If the Company is unable to expand sufficiently its manufacturing capacity to meet Ethicon's requirements for TraumaSeal as set forth under their agreement, Ethicon may itself then manufacture TraumaSeal and only pay the Company royalties on sales. The resulting loss of payments from Ethicon for the purchase of TraumaSeal from the Company would have a material adverse effect on the Company's results of operations and financial condition. See "Business--Marketing Partners."

  In addition, the manufacture of the Company's products will be subject to periodic inspection by regulatory authorities and certain marketing partners, and the Company's manufacture of its products for human use is subject to regulation and inspection from time to time by the FDA for compliance with Good Manufacturing Practices ("GMPs"), as well as equivalent requirements and inspections by state and foreign regulatory authorities. There can be no assurance that the FDA or other authorities will not, during the course of an inspection of existing or new facilities, identify what they consider to be deficiencies in GMPs or other requirements and request, or seek, remedial action. Failure to comply with such regulations or delay in attaining compliance may adversely affect the Company's manufacturing activities and could result in, among other things, Warning Letters, injunctions, civil penalties, FDA refusal to grant premarket approvals or clearances of future or pending product submissions, fines, recalls or seizures of products, total or partial suspensions of production and criminal prosecution. Additionally, certain modifications of the Company's manufacturing facilities and processes, such as those made in preparation for commercial-scale production of products, will subject the Company to further FDA inspections and review prior to final approval of its products for commercial sale. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis, if at all. Delays in receipt of or failure to receive such approvals or clearances or the loss of previously received approvals or clearances would have a material adverse effect on the Company's results of operations and financial condition. See "--FDA and Other Government Regulation," "Use of Proceeds" and "Business--Manufacturing."

  Dependence on Sole Source Supplier. The Company currently purchases cyanoacetate, the primary raw material used in manufacturing most of the Company's products, from a single qualified source. Upon manufacturing scale-up there can be no assurance that the Company will be able to obtain adequate increased commercial quantities within a reasonable period of time or at commercially reasonable rates. Lack of adequate commercial quantities or inability to develop alternative sources meeting regulatory requirements at similar prices and terms within a reasonable time or any interruptions in supply in the future could have a material adverse effect on the Company's ability to manufacture its products, including TraumaSeal, and, consequently, could have a material adverse effect on the Company's results of operations and financial condition. See "--Dependence on Marketing Partners," "Business-- Marketing Partners" and "Business--Manufacturing."

  Dependence on Patents, Trade Secrets and Proprietary Rights. The Company's success depends in large part on whether it can obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company has seven U.S. patents with expiration dates ranging from 2004 to 2013 and has filed applications for seven additional U.S. patents, as well as certain corresponding patent applications outside the United States, relating to the Company's technology. There can be no assurance that any of the pending patent applications will be approved, that the Company will develop additional proprietary products that are patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by any third parties or that the patents of others will not prevent the commercialization of products incorporating the Company's technology. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around the Company's patents. Any of the foregoing results could have a material adverse effect on the Company's results of operations and financial condition.

  The commercial success of the Company also will depend, in part, on its ability to avoid infringing patents issued to others. If the Company were determined to be infringing any third party patent, the Company could be required to pay damages, alter its products or processes, obtain licenses or cease certain activities. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on commercially favorable terms, if at all. The Company's failure to obtain a license for any technology that it may require to commercialize its products could have a material adverse effect on the Company's results of operations and financial condition.

  Litigation, which could result in substantial costs to and diversion of effort by the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. If competitors of the Company that claim technology also claimed by the Company prepare and file patent applications in the United States, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs to and diversion of effort by the Company, even if the eventual outcome is favorable to the Company. Any such litigation or interference proceeding, regardless of outcome, could be expensive and time consuming. Litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using certain technology and, consequently, could have a material adverse effect on the Company's results of operations and financial condition.

  In addition to patent protection, the Company relies on unpatented trade secrets and proprietary technological expertise. There can be no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to the Company's trade secrets and proprietary technological expertise or disclose such trade secrets, or that the Company can ultimately protect its rights to such unpatented trade secrets and proprietary technological expertise. The Company relies, in part, on confidentiality agreements with its marketing partners, employees, advisors, vendors and consultants to protect its trade secrets and proprietary technological expertise. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's unpatented trade secrets and proprietary technological expertise will not otherwise become known or be independently discovered by competitors. Failure to obtain or maintain patent or trade secret protection, for any reason, could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Patents, Trade Secrets and Proprietary Rights."

  Effects of FDA and Other Government Regulation. As newly developed medical devices, the Company's medical adhesives must receive regulatory clearances or approvals from the FDA, and in many instances, from foreign and state governments, prior to their sale. In order to obtain such clearances or approvals, medical adhesives must be shown to be efficacious and safe for use in humans. The Company's current and future medical adhesives for humans are subject to stringent government regulation in the United States by the FDA under the federal Food, Drug, and Cosmetic Act, as amended (the "FDC Act"). The FDA regulates the clinical testing, manufacture, safety, labeling, sale, distribution and promotion of medical devices. Included among these regulations are premarket clearance and premarket approval requirements and GMPs. Other statutory and regulatory requirements govern, among other things, establishment registration and inspection, medical device listing, prohibitions against misbranding and adulteration, labeling and postmarket reporting.

  The regulatory process is lengthy, expensive and uncertain. Before any new medical device may be introduced to the market, the manufacturer generally must obtain FDA approval through either the 510(k) premarket notification ("510(k)") process or the lengthier premarket approval ("PMA") process. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, although it may take longer. Approval of a PMA could take two or more years from the date of submission of the application. Both the 510(k) and PMA processes can be expensive, uncertain and lengthy, and there is no guarantee of ultimate approval. It is expected that most of the Company's future products under development will be subject to the lengthier PMA process. There can be no assurance that the Company will obtain the necessary clearances or approvals to market its products. Securing FDA approvals and clearances may require the submission of extensive clinical data and supporting information to the FDA, and there can be no guarantee of ultimate clearance or approval. Failure to comply with applicable requirements can result in Warning Letters, application integrity proceedings, fines, recalls or seizures of products, injunctions, civil penalties, total or partial suspensions of production, withdrawals of existing product approvals or clearances, refusals to approve or clear new applications or notifications and criminal prosecution.

  Medical devices also are subject to postmarket reporting requirements for deaths or serious injuries when the device may have caused or contributed to the death or serious injury, and for certain device malfunctions that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. If safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. Additionally, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA.

  The Company's current human medical devices are at different stages of FDA review. There can be no assurance that the Company will be able to obtain necessary 510(k) clearances or PMAs to market and manufacture its products in the United States for their intended use, on a timely basis, if at all, and delays in receipt of or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's results of operations and financial condition. See "-- Limited Manufacturing Experience" and "Business--Government Regulations."

  Effects of International Sales. The Company's marketing partners intend to market the Company's current and future products outside the United States as well as domestically. A number of risks are inherent in international transactions. In order for the Company to market its products in Europe, Canada and certain other foreign jurisdictions, the Company must obtain required regulatory approvals or clearances and otherwise comply with extensive regulations regarding safety, manufacturing processes and quality. These regulations, including the requirements for approvals or clearances to market, may differ from the FDA regulatory scheme. There can be no assurance that the Company will obtain regulatory approvals or clearances in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals or clearances. Delays in receipt of approvals or clearances to market the Company's products in foreign countries, failure to receive such approvals or clearances or the future loss of previously received approvals or clearances could have a material adverse effect on the Company's results of operations and financial condition. International sales also may be limited or disrupted by political instability, price controls, trade restrictions and changes in tariffs. The Company's royalties from international sales of TraumaSeal are based on net sales in foreign currencies, but payable in U.S. dollars, and thus may be adversely affected by fluctuations in currency exchange rates. Additionally, fluctuations in currency exchange rates may adversely affect demand for the Company's products by increasing the price of the Company's products in the currency of the countries in which the products are sold. There can be no assurance that the Company will be able to successfully commercialize its current or future products in any foreign market. See "Business--Government Regulations," "Business--Marketing Partners" and "Business--Sales and Marketing."

  Future Capital Needs and Uncertainty of Additional Financing. The Company has expended and expects to continue to expend substantial funds to complete the research, development and clinical testing of its products and to establish commercial-scale manufacturing facilities. The Company believes that existing cash and cash equivalents, which totaled $2.3 million as of June 30, 1996, together with net proceeds of approximately $18.2 million from this Offering, will be sufficient to finance its capital requirements for at least 24 months. There can be no assurance that the Company will not be required to seek additional capital to finance its operations following the Offering. The Company currently has no commitments for any additional financing, and there can be no assurance that adequate funds for the Company's operations from any such additional financing, the Company's revenues, financial markets, arrangements with marketing partners or from other sources will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, manufacturing operations, clinical studies or regulatory activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself, and could have a material adverse effect on the Company's results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Dependence Upon Key Personnel. The Company is highly dependent on the principal members of its management and scientific staff. The Company does not maintain key person life insurance for any of its employees. In addition, the Company believes that its future success in developing marketable products and achieving a competitive position will depend in large part upon whether it can attract and retain additional qualified management and scientific personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel. The loss of services of one or more members of the management or scientific staff or the inability to attract and retain additional personnel and develop expertise as needed could have a material adverse effect on the Company's results of operations and financial condition. See "Management."

  Product Liability Exposure and Potential Unavailability of Insurance. The testing, manufacturing, marketing and sale of the products being developed by the Company involve an inherent risk that product liability claims will be asserted against the Company, its marketing partners or licensees. There is no assurance that the Company's current clinical trial and commercial product liability insurance in the amount of $3 million per claim with an annual aggregate limit of $3 million is adequate or will continue to be available in sufficient amounts or at an acceptable cost, if at all. A product liability claim, product recall or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on the Company's results of operations and financial condition.

  Control by Existing Stockholders; Anti-Takeover Provisions. Upon completion of this Offering, Rolf D. Schmidt, Chairman of the Board of Directors of the Company and a co-founder, and F. William Schmidt, a director of the Company and a co-founder, and their affiliates, will beneficially own approximately 44.9% of the outstanding Common Stock (approximately 43.3% of the outstanding Common Stock assuming exercise in full of the Underwriters' over-allotment option), and in the aggregate the Company's stockholders immediately prior to the Offering will beneficially own a total of approximately 75.3% of the outstanding Common Stock after the Offering (approximately 72.6% of the outstanding Common Stock assuming exercise in full of the Underwriters' over-allotment option). Accordingly, the Schmidts, either acting alone or together with other existing stockholders, would be able to exert considerable influence over the management and policies of the Company. Such a concentration of ownership may have the effect of delaying, deferring or preventing a change of control of the Company and consequently could adversely affect the market price of the Common Stock. Additionally, the Company's Restated Certificate of Incorporation and By-Laws contain certain provisions that could prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise, or could discourage a third party from attempting to acquire control of the Company, even if such events would be beneficial to the interests of the stockholders. These provisions, among other things, (i) prohibit stockholders of the Company from taking any action required or permitted to be taken by the stockholders by written consent, (ii) provide that special meetings of stockholders may only be called by the Board of Directors or the Chairman of the Board, (iii) do not allow cumulative voting for directors, (iv) divide the Board of Directors into three classes, each of which serves for a staggered three-year term, (v) prohibit the removal of directors without cause by the stockholders and without the approval of at least 75% of the voting power of the then outstanding shares entitled to vote in the election of directors, voting as a single class, (vi) provide supermajority voting requirements with respect to the approval of certain fundamental corporate changes and transactions, including, among others, amendment of certain provisions of the Restated Certificate of Incorporation and amendment of the By-Laws by the stockholders, and (vii) grant the Board of Directors the authority, without action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock. The Company is also subject to Section 203 of the Delaware General Corporation Law which contains certain anti-takeover provisions which prohibit a "business combination" between a corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder" except in certain limited circumstances. The business combination provisions of Section 203 of the Delaware General Corporation Law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated and approved by the Board of Directors. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

  Broad Discretion in Application of Proceeds. The Company intends to use approximately $2.2 million, or 12%, of the net proceeds to the Company from the Offering (approximately $5.6 million, or 26%, of the net proceeds to the Company from the Offering if the Underwriters' over-allotment option is exercised in full) for working capital and general corporate purposes, and the Company has not yet finally identified more specific uses for such net proceeds. In addition, a portion of the $2.2 million of net proceeds may be used for the acquisition of complementary businesses or products. Accordingly, the specific uses for the net proceeds will be at the complete discretion of management of the Company and the Board of Directors and may be allocated based upon circumstances arising from time to time in the future. See "Use of Proceeds."

  No Prior Public Market; Volatility of Stock Price. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or be sustained after this Offering. The initial public offering price of the Common Stock offered hereby has been determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of future market prices, revenues or profitability. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Factors such as announcements concerning the Company or its competitors, including the results of testing and clinical trials, technological innovations and the attainment of (or failure to attain) milestones in the commercialization of new products, government regulations, developments concerning proprietary rights, including new patents, changes in existing patents or litigation matters, a change in status of a marketing partner, investor perception of the Company or the commercial value or safety of its products, fluctuations in the Company's operating results and general market conditions in the industry may cause the market price of the Common Stock to fluctuate significantly. Furthermore, the stock market has experienced extreme price and volume fluctuations, which recently have particularly affected the market prices of the shares of medical technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations also may adversely affect the market price of the Common Stock.

  Shares Eligible for Future Sale; Registration Rights; Potential Adverse Impact on Market Price From Sales of Shares. Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise capital at a time and on terms favorable to the Company. In addition to the 3,000,000 shares of Common Stock offered hereby that will be freely tradeable, 9,150,000 shares of Common Stock to be issued to certain stockholders in the Exchange and not sold in this Offering will become eligible for sale in the public market two years after the Exchange, subject to the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, after this Offering, there will be outstanding options to purchase 550,000 shares of Common Stock, of which 132,500 will be fully vested and exercisable. An additional 450,000 shares are reserved for issuance under the Equity Compensation Plan. The Company intends to register the shares of Common Stock issuable and reserved for issuance under the Equity Compensation Plan as soon as practicable following the date of this Prospectus.

  Certain holders of 9,270,000 shares of Common Stock to be outstanding immediately prior to the Offering, of which 450,000 shares are to be sold by the Selling Stockholder in the Offering, will be entitled to certain registration rights with respect to such shares, which registration rights will become effective contemporaneously with the Offering. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. Such rights may not be exercised prior to the expiration of 180 days from the date of this Prospectus. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Adverse Impact from Potential Release of Shares Subject to Lock-Up. All directors and executive officers and certain other stockholders of the Company who will beneficially own an aggregate 8,820,000 shares of Common Stock upon completion of this Offering, and the Company, with certain limited exceptions, have agreed with the Underwriters not to offer for sale, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. The release of such shares from the lock-up prior to the expiration of the 180-day period could adversely affect the market price of the Common Stock.

  Absence of Dividends. The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

  Dilution to Investors. Purchasers of Common Stock in this Offering will experience immediate and substantial dilution of $6.40 per share in the net tangible book value per share of the Common Stock (based on a public offering price of $8.00 per share and after deducting Underwriters' discounts and commissions and other estimated offering expenses). See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale and issuance of the 2,550,000 shares of Common Stock offered by the Company hereby, after deducting expenses payable by the Company in connection with this Offering (at a public offering price of $8.00 per share), are estimated to be approximately $18.2 million ($21.6 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

  The Company estimates that it will use approximately $6 million of the net proceeds for capital expenditures related to laboratories, office space and manufacturing facilities. The Company expects to use approximately $10 million of the net proceeds for clinical trials, research and development. The Company expects to use the remaining net proceeds of approximately $2.2 million for working capital and general corporate purposes. A portion of the net proceeds may also be used for the acquisition of complementary businesses or products, although the Company has not entered into any definitive agreements or letters of intent with respect to any such transactions and is not in any negotiations with respect to any written or oral agreements or understandings regarding such transactions. The Company believes that existing cash and cash equivalents, which totaled $2.3 million as of June 30, 1996, together with net proceeds of approximately $18.2 million from this Offering, will be sufficient to finance its capital requirements for at least 24 months.

  Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this Offering in short-term, interest-bearing, investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company reflecting the consummation of the Exchange and (iii) the pro forma as adjusted capitalization of the Company reflecting the consummation of the Exchange and the sale of the 2,550,000 shares of Common Stock offered by the Company hereby (at a public offering price of $8.00 per share) and receipt of the proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds." This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                    AS OF JUNE 30, 1996
                                             ----------------------------------
                                                                   PRO FORMA
                                             ACTUAL PRO FORMA(1) AS ADJUSTED(2)
                                             ------ ------------ --------------
                                                       (IN THOUSANDS)
Long-term debt and capital lease
 obligations, less current portion.......... $   26    $   26       $     26
                                             ------    ------       --------
Stockholders' equity:
  Preferred Stock, $.01 par value; 2,000,000
   shares authorized........................    --        --             --
  Common Stock, $.01 par value; 35,000,000
   shares authorized; 9,600,000 shares
   issued and outstanding; 12,150,000 shares
   as adjusted(3)...........................    --         96            121
Additional paid-in capital..................    --      1,322         33,729
Accumulated deficit.........................    --        --        (14,210)
Partners' capital...........................  1,418       --             --
                                             ------    ------       --------
  Total partners' capital and stockholders'
   equity...................................  1,418     1,418         19,640
                                             ------    ------       --------
    Total capitalization.................... $1,444    $1,444       $ 19,666
                                             ======    ======       ========

- --------
(1) Reflects the consummation of the Exchange. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prior Partnership Status."

(2) Adjusted to reflect the consummation of the Exchange and the sale by the Company of 2,550,000 shares of Common Stock (at a public offering price of $8.00 per share) and the application of the net proceeds therefrom. See "Use of Proceeds." In connection with the Exchange, Caratec will exchange its right to receive various payments from the Partnership and its limited partnership interest for 1,776,250 shares of Common Stock. This transaction will result in a non-cash expense of $14,210,000 which equals the difference between the value of the Common Stock issued to Caratec and its basis in the Partnership. The resulting charge to accumulated deficit will be offset by a credit to additional paid-in capital. See "Prior Partnership Status."

(3) Excludes 550,000 shares of Common Stock issuable upon the exercise of options to be outstanding after this Offering at an estimated weighted average exercise price of $5.27 per share, of which 132,500 will be fully vested and exercisable. See "Management--Equity Compensation Plan."

                                   DILUTION

  As of June 30, 1996, the pro forma net tangible book value of the Company, after giving effect to the Exchange, but before the Offering, was $1,192,911 or $.12 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the number of shares of Common Stock outstanding. As of June 30, 1996, the pro forma as adjusted net tangible book value of the Company, after giving effect to the Exchange and the estimated net proceeds from the sale by the Company of the 2,550,000 shares of Common Stock offered by the Company hereby (based on a public offering price of $8.00 per share and after deducting the Underwriters' discounts and commissions and other estimated offering expenses), would have been approximately $1.60 per share of Common Stock. This represents an immediate increase of $1.48 per share to existing stockholders and an immediate dilution of $6.40 per share to new investors. The following table illustrates this per share dilution:

   Public offering price per share(1)................................      $8.00
     Pro forma net tangible book value per share before Offering..... $.12
     Increase per share attributable to new investors................ 1.48
                                                                      ----
   Pro forma net tangible book value per share after Offering........       1.60
                                                                           -----
   Dilution to new investors.........................................      $6.40
                                                                           =====

- --------
(1) Before deduction of the Underwriters' discounts and commissions and other offering expenses to be paid by the Company.

  The following table summarizes on a pro forma basis as of June 30, 1996 the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company (based on a public offering price of $8.00 per share):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
   Existing
    stockholders(1)........  9,600,000   79.0% $27,631,651   57.5%    $ 2.88
   New investors...........  2,550,000   21.0   20,400,000   42.5       8.00
                            ----------  -----  -----------  -----
     Total................. 12,150,000  100.0% $48,031,651  100.0%
                            ==========  =====  ===========  =====

- --------

(1) Total consideration includes the fair value of the partnership interests granted to employee limited partners of the Partnership and the fair value of the Common Stock issued to Caratec in exchange for its right to receive various payments from and its limited partnership interest in the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  The above tables exclude 550,000 shares of Common Stock issuable upon the exercise of options to be outstanding after this Offering at an estimated weighted average exercise price of $5.27 per share, of which 132,500 will be fully vested and exercisable. To the extent that these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below for each year in the five year period ended December 31, 1995 have been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The balance sheets as of December 31, 1994 and 1995 and the related statements of operations and of cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto appear elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 have been derived from unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position and results of operations for those periods. Operating results for the six months ended June 30, 1996 are not indicative of the results that may be expected for the entire year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, including the notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                                        SIX MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                         -------------------------------------------  ---------------
                          1991     1992     1993     1994     1995     1995     1996
                         -------  -------  -------  -------  -------  -------  ------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Product sales........... $   398  $   648  $ 1,048  $ 1,478  $ 1,380  $   618  $  193
License and product
 development revenues...     112      230      162       25      --       --    3,500
                         -------  -------  -------  -------  -------  -------  ------
  Total revenues........     510      878    1,210    1,503    1,380      618   3,693
Cost of products sold...     375      386      366      528      531      261     173
                         -------  -------  -------  -------  -------  -------  ------
Gross profit............     135      492      844      975      849      357   3,520
Research, development
 and regulatory affairs
 expenses...............     819      895      863    1,231    1,637      748   1,340
Selling and
 administrative
 expenses...............     670      912    1,037    1,366    5,089      628   1,014
Payments to CRX and
 Caratec................     --       150      150      150      250      175     288
                         -------  -------  -------  -------  -------  -------  ------
  Total operating
   expenses.............   1,489    1,957    2,050    2,747    6,976    1,551   2,642
                         -------  -------  -------  -------  -------  -------  ------
Income (loss) from
 operations.............  (1,354)  (1,465)  (1,206)  (1,772)  (6,127)  (1,194)    878
Interest expense to
 Sharpoint Development
 Corporation, net.......     135      234      342      443      845      396      93
                         -------  -------  -------  -------  -------  -------  ------
Net income (loss)....... $(1,489) $(1,699) $(1,548) $(2,215) $(6,972) $(1,590) $  785
                         =======  =======  =======  =======  =======  =======  ======
Pro forma net income
 (loss) per common
 share(1)...............                                     $  (.69)          $  .08
                                                             =======           ======
Shares used in
 computation of pro
 forma net income (loss)
 per common share(1)....                                      10,150           10,150
                                                             =======           ======

                                                                                          AS OF
                                    AS OF DECEMBER 31,                 AS OF JUNE 30,    JUNE 30,
                         --------------------------------------------  --------------- -----------
                                                                                        PRO FORMA
                                                                                       AS ADJUSTED
                          1991     1992     1993     1994      1995     1995     1996  1996(2)(3)
                         -------  -------  -------  -------  --------  -------  ------ -----------
BALANCE SHEET DATA:
Cash.................... $   116  $    26  $    11  $    30  $     20  $    22  $2,309   $20,531
Working capital.........      37     (181)    (392)     (10)     (395)    (198)    863    19,085
Total assets............     823      750      764      784       908      242   3,686    21,908
Long-term debt and
 capital lease
 obligations, less
 current portion........   2,511    3,942    5,232    7,851    10,088    9,262      26        26
Total partners' capital
 and stockholders'
 equity.................  (1,916)  (3,615)  (5,163)  (7,378)  (10,850)  (8,968)  1,418    19,640

DIVIDENDS:

Since its inception, the Company has not declared or paid any cash dividends on its Common Stock.
- -------

(1) Pro forma net income (loss) per common share is based on the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the periods assuming that the contribution of obligations of and interests in the Partnership to the Company in exchange for 9,600,000 shares of Common Stock in connection with the Exchange had been consummated as of the first day of the applicable periods. Pro forma net income (loss) does not reflect the elimination of the payments to CRX and Caratec, interest expense to Sharpoint or the non-cash expense ($1.40 per share) discussed in footnote (2) below. These payments and expenses will not continue after the Exchange. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prior Partnership Status."

(2) In connection with the Exchange, Caratec will exchange its right to receive various payments from the Partnership and its limited partnership interest for 1,776,250 shares of Common Stock. This transaction will result in a non-cash expense of $14,210,000 which equals the difference between the value of the Common Stock issued to Caratec and its basis in the Partnership. The resulting charge to accumulated deficit will be offset by a credit to additional paid-in capital. See "Prior Partnership Status."

(3) Adjusted to reflect the sale by the Company of 2,550,000 shares of Common Stock (at a public offering price of $8.00 per share) and the application of the net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Company's financial statements, including the notes thereto, included elsewhere in this Prospectus.

OVERVIEW

  Since its inception in May 1990, the Company has been developing, commercializing and manufacturing medical adhesive products for use in wound closure on humans and animals. The Company's products are based on its proprietary cyanoacrylate technology, and a substantial portion of the Company's historical expenses has consisted of research and development and clinical trial expenses. The Company has funded its operations with cash from borrowings from Sharpoint, sales of its Octyldent and Nexaband products and license and product development revenues from marketing partners.

  The Company has been unprofitable since its inception and has incurred net losses in each year, including net losses of approximately $6,972,000 for the year ended December 31, 1995. These losses have resulted in accumulated net losses of approximately $13,916,000 as of June 30, 1996. Although the Company had net income during the six months ended June 30, 1996 as a result of the receipt from Ethicon of $3,500,000 in license and product development revenues under the supply and distribution agreement for TraumaSeal, the Company anticipates that it will incur increased losses for the next several years, as it expects its research and development expenses to increase in order to fund additional clinical trials and develop new products. The Company also expects to incur additional capital expenditures to expand its manufacturing capabilities. The amount of future net losses and time required by the Company to reach profitability are highly uncertain. The Company's ability to generate significant revenue and become profitable will depend on its success in commercializing TraumaSeal, including the receipt of all regulatory clearances and approvals, expanding its manufacturing capabilities, developing new products and entering into additional marketing agreements and the ability of its marketing partners to commercialize successfully products incorporating the Company's technologies. No assurance can be given that the Company will generate significant revenue or become profitable on a sustained basis, if at all.

  In connection with the Exchange, obligations of and interests in the Partnership will be contributed to the Company in exchange for an aggregate of 9,600,000 shares of Common Stock. As of March 29, 1996, the long-term debt of the Partnership held by Sharpoint, including accrued interest, was contributed to the Partnership as $11,483,000 of partners' capital. During the period from May 1990 to June 30, 1996, CRX and Caratec, as a limited partner of the Partnership, received payments of approximately $988,000 based on net revenues pursuant to the Partnership agreement. As part of the Exchange, Caratec will exchange its right to receive payments based on net revenues and its right to receive, as a limited partner in the Partnership, a percentage of the proceeds of a sale of all or substantially all of the assets of the Partnership for 1,776,250 shares of Common Stock. This transaction will result in a non-cash expense of $14,210,000 which equals the difference between the value of the Common Stock issued to Caratec and its basis in the Partnership. The resulting charge to accumulated deficit will be offset by a credit to additional paid-in capital.

  Historically, there was no provision for federal or state income taxes in the financial statements of the Company's predecessor, Tri-Point Medical L.P., because income or loss generated by the Partnership was included by the partners in their personal income tax returns. Since the Company's incorporation on February 20, 1996, the Company has been subject to federal and state corporate income taxes.

  The Company was formed on February 20, 1996 and substantially all of the assets of the Partnership were transferred to the Company as of March 1, 1996. The net operating losses to March 1, 1996 will not be available to the Company to offset any future taxable income for federal income tax purposes because it was a partnership for that period.

  The Company expects to incur compensation expense in connection with options for Common Stock granted to employees, consultants and directors because such options have a weighted average exercise price of approximately $2.73 per share below the estimated fair market value of the Common Stock. Such expense will be approximately $323,000 upon the consummation of the Offering, approximately $304,000 per year in the next two years and $285,000 per year in the subsequent two years as the options vest. Such expense could increase during a given year if the vesting of options were to accelerate upon the occurrence of certain events. See "Management--Equity Compensation Plan."

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

  Total revenues for the six months ended June 30, 1996 increased to $3,693,000 from $618,000 for the six months ended June 30, 1995. This increase was primarily the result of the receipt of $3,500,000 in license and product development revenues under the supply and distribution agreement for TraumaSeal entered into with Ethicon in March 1996. This increase was partially offset by a decrease in product sales from $618,000 for the six months ended June 30, 1995 to $193,000 for the six months ended June 30, 1996. This decrease was attributable to decreased sales volume of Octyldent as a result of the inventory build-up by the Company's marketing partner during 1995. The Company is unable to predict future prospects for this product with the current marketing partner.

  Cost of products sold for the six months ended June 30, 1996 decreased 34% to $173,000 from $261,000 for the six months ended June 30, 1995. This decrease was primarily a result of decreased sales volume of Octyldent, as discussed above, and was partially offset by decreased manufacturing efficiencies and additional costs associated with the expansion of the Company's manufacturing capabilities.

  Operating expenses for the six months ended June 30, 1996 increased 70% to $2,642,000 from $1,551,000 for the six months ended June 30, 1995. This increase was primarily due to costs associated with the commencement and conduct of clinical trials for TraumaSeal and increased financial advisory and professional fees. Additionally, payments to CRX increased as a result of the Company recording $3,500,000 of license and product development revenues from Ethicon.

  Interest expense for the six months ended June 30, 1996 decreased 76% to $93,000 from $396,000 for the six months ended June 30, 1995. This decrease resulted from an agreement to cease accruing interest as of March 1, 1996 in connection with the incorporation of the Company on February 20, 1996 and the subsequent transfer on March 1, 1996 of all material assets and liabilities of the Partnership to the Company, except for the indebtedness to Sharpoint. In addition, the Company had interest income from cash equivalents of $47,000.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Total revenues for 1995 decreased 8% to $1,380,000 from $1,503,000 for 1994. This decrease in total revenues was the result of a decrease in product sales revenues, which was primarily due to decreased sales volume of Octyldent as a result of the initial product launch and the related inventory build-up by the Company's marketing partner during the year ended December 31, 1994.

  Cost of products sold increased 1% to $531,000 for 1995 as compared to $528,000 for 1994. This increase was primarily a result of decreased efficiencies and related costs associated with the expansion of the Company's manufacturing capabilities.

  Operating expenses for 1995 increased 154% to $6,976,000 from $2,747,000 for 1994. This increase was primarily a result of a non-cash compensation expense of $3,500,000 related to the grant of limited partnership interests in the Partnership to employees of the Company, as well as costs for development and preparation for clinical trials for TraumaSeal and increased financial advisory and professional fees. Offsetting these increases were reductions in clinical trial costs upon the completion of such trials for Octyldent and Nexacryl. Payments to CRX increased as a result of an increase in the stipulated minimum amount payable to CRX under the Partnership agreement.

  Interest expense for 1995 increased 91% to $845,000 from $443,000 for 1994. This increase resulted primarily from additional long-term borrowings from Sharpoint during 1995 and 1994 to provide working capital.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  Total revenues increased 24% to $1,503,000 for 1994 as compared to $1,210,000 for 1993. This increase in total revenues was the result of an increase in product sales revenues, which increased 41% to $1,478,000 in 1994, from $1,048,000 for 1993. This increase in product sales revenues was primarily the result of increased sales volume of Octyldent related to the Actisite(R) launch by the Procter & Gamble/ALZA Partnership during 1994.

  License and product development revenues for 1994 decreased 85% to $25,000 from $162,000 for 1993. The 1994 and 1993 license and product development revenues included payments of $25,000 and $112,000, respectively, from the Procter & Gamble/ALZA Partnership in connection with the supply agreement for Octyldent. In addition, the Company received $50,000 in 1993 in product development fees from Farnam.

  Cost of products sold for 1994 increased 44% to $528,000 from $366,000 for 1993. This increase was primarily due to increased sales volume of Octyldent.

  Operating expenses for 1994 increased 34% to $2,747,000 from $2,050,000 for 1993. This increase was primarily due to development costs associated with the Company's nonabsorbable products, increased administrative salaries and product royalties on Octyldent paid to On-Site Therapeutics, Inc. ("On-Site"). On-Site receives a 5% royalty on net sales of Octyldent up to a cumulative maximum royalty amount of $1,500,000. Payments to CRX were $150,000 each for 1994 and 1993 and represented stipulated minimum amounts payable to CRX under the Partnership agreement. See "Business--Products."

  Interest expense for 1994 increased 30% to $443,000 from $342,000 for 1993. This increase was primarily due to additional long-term borrowings from Sharpoint during 1994 and 1993 to provide working capital.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations to date primarily through product sales revenues, license and product development revenues and borrowings from Sharpoint. Through June 30, 1996, the Partnership had borrowed $9,571,000 from Sharpoint, which excludes accrued interest of $932,000 converted to long-term debt on December 31, 1994. As of March 29, 1996, all such long-term debt, including accrued interest, was contributed as partners' capital to the Partnership. The Company also has financed its operations by generating product sales of $5,363,000 and license and product development revenues of $4,036,000 from its inception to June 30, 1996.

  The Company's cash and cash equivalents totaled $2,309,000 at June 30, 1996, an increase of $2,289,000 from December 31, 1995. The primary sources of cash and cash equivalents for the six months ended June 30, 1996 were the receipt of $4,500,000, of which $3,500,000 was recorded as license and product development revenues, in connection with the supply and distribution agreement with Ethicon and $440,000 in proceeds from long-term borrowings from Sharpoint. The Company expended $2,931,000 in cash and cash equivalents during the six months ended June 30, 1996 to finance the Company's operations and for working capital requirements.

  Cash used for operating activities was $2,113,000, $1,534,000 and $1,226,000 for 1995, 1994 and 1993, respectively. The cash was used primarily to fund research and product development programs, sales and marketing efforts, manufacturing and clinical studies and regulatory affairs.

  Cash used for investing activities was $145,000, $136,000 and $79,000 for 1995, 1994 and 1993, respectively. The cash was used to acquire capital equipment, as well as to obtain and protect patents. Although the Company has no material commitments for capital expenditures, the Company anticipates using approximately $6,000,000 of the net proceeds from this Offering for capital expenditures related to laboratories, office space and manufacturing facilities. See "Use of Proceeds."

  Cash provided by financing activities was $2,248,000, $1,689,000 and $1,290,000 for 1995, 1994 and 1993, respectively. The Company's only financing activities were borrowings from Sharpoint.

  The Company expects to incur expenses related to the further research and development of its technology and the development of current and additional products, including outside testing and preclinical and clinical trials. The Company also expects to incur additional capital expenditures to expand its manufacturing capabilities. See "Use of Proceeds."

  The Company believes that existing cash and cash equivalents, which totaled $2,309,000 as of June 30, 1996, together with net proceeds of approximately $18,222,000 from this Offering, will be sufficient to finance its capital requirements for at least 24 months. The Company's future capital requirements, however, will depend on numerous factors, including (i) the progress of its research and product development programs, including clinical studies, (ii) the effectiveness of product commercialization activities and marketing agreements, including the development and progress of sales and marketing efforts and manufacturing operations, (iii) the ability of the Company to maintain existing marketing agreements and establish and maintain new marketing agreements, (iv) the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights and complying with regulatory requirements and (v) the effect of competing technological and market developments. If the proceeds of this Offering, together with the Company's currently available funds and internally generated cash flow, are not sufficient to satisfy its financing needs, the Company will be required to seek additional funding through bank borrowings and additional public or private sales of its securities, including equity securities, or through other arrangements with marketing partners. The Company has no credit facility or other committed sources of capital. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms. See "Risk Factors--Future Capital Needs and Uncertainty of Additional Financing" and "Use of Proceeds."

RECENTLY ISSUED ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), was issued in March 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS 121 effective January 1, 1996; the adoption of this statement did not have a material impact on its results of operations or financial position.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued in October 1995. SFAS 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options and stock-based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), with pro forma disclosures of net income and net income per share as if the fair value method had been applied. The Company intends to continue to apply APB 25 for future stock options and stock-based awards; consequently, SFAS 123 will not have an impact on the Company's results of operations or financial position.

                                   BUSINESS

GENERAL

  Tri-Point develops, commercializes and manufactures medical adhesive products based on its proprietary cyanoacrylate technology. The Company's medical adhesives can be used to close and seal wounds and incisions rapidly and stop leakage of blood and other body fluids from injured tissue. The Company's nonabsorbable products can be used to replace sutures and staples for certain topical wound closure applications, while the Company's absorbable products can potentially be used as surgical sealants and surgical adhesives for internal wound closure and management. Tri-Point's medical adhesive products align injured tissue without the trauma caused by suturing or stapling and allow natural healing to proceed. In addition, Tri-Point believes that its medical adhesive products result in lower overall procedure costs and are easier and quicker to prepare and use than sutures or staples. The worldwide market for sutures and staples for topical and internal applications is currently estimated to be $2.6 billion annually, and the Company expects that it will compete for a portion of this market.

  The Company has three products for human use and has a product line for veterinary uses, which are described below:

    TraumaSeal is a topical adhesive used to close wounds from skin lacerations and incisions. Human clinical trials for TraumaSeal commenced in the United States in February 1996 and are expected to be completed by late 1996. TraumaSeal may be marketed in Canada and product launch is expected in early 1997. The Company has entered into a marketing agreement with Ethicon for exclusive worldwide marketing and distribution of TraumaSeal.

    Octyldent is a topical sealant currently used in conjunction with Actisite(R), a site-specific drug delivery system manufactured by ALZA, to treat adult periodontal disease. Octyldent received 510(k) clearance for use as an adhesive for the temporary fixing of periodontal fibers to teeth or other hard surface abutments from the FDA in 1990 and is marketed with Actisite(R) in the United States by the Procter & Gamble/ALZA Partnership and outside the United States by ALZA.

    Nexacryl is a topical sealant to be used in the repair of corneal ulcers and lacerations. The Company received an FDA approvable letter for Nexacryl in January 1996. If approved, the Company believes Nexacryl will be the first cyanoacrylate adhesive product to receive a PMA from the FDA. The Company has entered into a marketing agreement with Chiron for exclusive worldwide marketing and distribution of Nexacryl.

    Nexaband is a product line of five topical adhesives currently used in veterinary wound closure and management. Nexaband products have been marketed by Farnam since 1993.

  Tri-Point is also developing absorbable products for internal applications. The Company has development programs for surgical sealants to be used to control post-surgical leakage from cardiovascular graft, cardiovascular bypass and bowel resection procedures, and for surgical adhesives to be used to close internal surgical incisions and traumatic wounds. These future products require further development, clinical trials and regulatory clearance or approval prior to commercialization.

TECHNOLOGY OVERVIEW

  Tri-Point's medical adhesive products are based on its proprietary cyanoacrylate technology. Cyanoacrylates are a family of liquid monomers that react under a variety of conditions to form polymer films with strong adhesive properties. Industrial adhesives based on cyanoacrylates were first introduced in 1958 and are widely used in the aerospace and automotive industries, as well as in consumer products such as super glue.

  Medical adhesives have not been widely used because, unlike industrial adhesives, medical adhesives must be shown to be safe for use in humans and approved by regulatory authorities. The major obstacles to achieving regulatory approval have been meeting biocompatibility standards and demonstrating sterility. Using its proprietary cyanoacrylate technology, Tri-Point believes it has demonstrated biocompatibility as defined by ISO Toxicology Testing Standards for the Biological Evaluation of Medical Devices. A key element in the

Company's compliance with these standards is its ability to manufacture highly purified base material which allows the Company to satisfy toxicity tests. In addition, Tri-Point's products are synthetic, thereby eliminating the risk of contamination inherent in products such as fibrin glues or collagen-based products, which are derived from human blood or animal tissue. Tri-Point has also developed novel assays to demonstrate sterility, which is required for regulatory approval and enhances the safety profile of its products.

  Tri-Point's technology enables it to develop nonabsorbable formulations for topical use and absorbable formulations for internal use. Nonabsorbable formulations close and seal skin wounds and incisions for the duration of healing, then fall off naturally as new skin cells fill the wound bed. Absorbable formulations can be used to close or seal internal wounds and degrade, in a predictable manner, into small molecules that are eliminated from the body. Tri-Point has been able to develop absorbable formulations by controlling biodegradability of cyanoacrylates.

  The key obstacle in developing an absorbable formulation has been that certain byproducts of the degradation process are toxic. In particular, degradation of cyanoacrylates produces formaldehyde, which is toxic at relatively low concentrations in the body. Tri-Point has patented a "scavenger" process that permits degradation without a cytotoxic reaction. In this process, the Company adds agents to its formulations that reduce formaldehyde to biologically acceptable levels.

  The Company's proprietary technology allows it to customize the physical and chemical properties of cyanoacrylates to meet specific market needs. These properties include viscosity, flexibility, bond strength, stability, setting time, porosity and biodegradation. For example, TraumaSeal has been formulated with the high bond strength of cyanoacrylates, yet has enough flexibility to adhere and adjust as needed to the tension of the skin on different areas of the body. Additional formulations of TraumaSeal with higher viscosity and varied setting times may be developed to enhance ease of use. The Company's products for the treatment of moist areas, such as the eyes, mouth and internal tissue, may be formulated to have faster setting times to control the flow of fluids. The Company's absorbable products may be formulated with controlled biodegradation rates to match the healing rates of various tissues. In addition, the Company's products perform consistently and reproducibly, do not require special preparation or refrigeration and have shelf-lives of 18 to 24 months.

  Tri-Point has also developed delivery technology to deliver TraumaSeal and other products to wound sites in order to enhance the utility of its products. The current TraumaSeal applicator is a small, pen-like instrument that is easy to use and facilitates the application of the product. This applicator contains a catalyst that controls the polymerization process and allows the adhesive film to be applied in multiple layers, which enhances bond strength. The Company has also developed a spray applicator for equine wound management, which permits fast delivery of the Nexaband adhesive to a large surface area of the animal. Tri-Point intends to continue investigating and developing delivery technologies as various needs arise.

  The Company is building a strong portfolio of patent and trade secret protection on the basic properties, formulations and medical uses of its proprietary adhesive and delivery technologies. The Company has been issued three U.S. patents relating to the Company's scavenger process for its absorbable formulations. In addition, the Company has four patents directed to other areas of adhesive and delivery technology. The Company has filed seven U.S. patent applications covering other aspects of the scavenger process, delivery technology, biodegradation rate control processes and high strength wound closure adhesives. Counterparts of certain of these patents and patent applications have been filed in other countries. The Company also relies on its trade secrets and technological expertise in order to protect its proprietary technology.

  During the years ended December 31, 1993, 1994 and 1995, the Company spent $391,000, $546,000 and $652,000, respectively, on Company-sponsored research and development activities.

BUSINESS STRATEGY

  The Company's objective is to become the leader in the medical adhesive market by capitalizing on its proprietary cyanoacrylate technology. The Company's strategy is to focus initially on commercializing and launching topical adhesive products based on its nonabsorbable formulations. Initial target markets are topical wound closure in emergency rooms and operating rooms and for plastic surgery procedures. The Company is also pursuing the development and commercialization of absorbable formulations.

  Implementing the Company's strategy involves the following activities:

    Continue and expand research and development. Tri-Point's initial products are all nonabsorbable, and its research and development efforts are primarily focused on developing absorbable adhesives, as well as product line extensions of its nonabsorbable adhesives. The Company intends to increase its research and development staff, significantly expand its research facilities and acquire additional laboratory and analytical equipment.

    Seek rapid regulatory approval. The Company targets product applications classified as medical devices that are eligible for regulatory approval under a less time-consuming process than that required for pharmaceuticals. The Company's laboratory, animal and human studies have generated an extensive database which the Company believes will facilitate the regulatory approval process of current and future products. The Company engages clinical research organizations to utilize the extensive experience and technical expertise of such organizations in planning and managing clinical trials.

    Expand manufacturing capacity. The Company believes its ability to manufacture highly purified cyanoacrylate-based medical adhesives is a key competitive advantage. Tri-Point intends to retain manufacturing rights to all its products and will expand its manufacturing capacity by adding facilities, equipment and personnel. In addition, the Company is researching other processes to improve manufacturing capacity and efficiency.

    Establish marketing partnerships. The Company seeks to market and distribute its products through recognized market leaders to take advantage of their resources and distribution channels. In addition, in the future, as the Company's surgical sealant products progress toward commercialization, the Company intends to establish a highly focused sales force to market those products.

PRODUCTS

  The Company's medical adhesive products are an alternative to the traditional method of closing topical and internal wounds and incisions. Suturing and stapling involve puncturing healthy tissue in order to align and close the wound, may cause leakage or additional scarring at the small puncture sites, may require anesthetics, are time-consuming to apply, and often require return patient visits and physician time to remove the sutures or staples. Medical adhesives may be applied quickly, do not require anesthetics, do not induce trauma to surrounding tissues and do not require return visits to the physician.

          PRODUCT                   MARKET                     STATUS            MARKETING PARTNER
  ------------------------ ------------------------   ------------------------ ---------------------
  NONABSORBABLE
     TraumaSeal            Topical wound closure      U.S. clinicals ongoing;  Ethicon
                                                      marketable in Canada
     Octyldent             Periodontal sealant        Marketed in U.S. and     Procter & Gamble/ALZA
                                                      European Union countries Partnership; ALZA
                                                      in conjunction with
                                                      Actisite(R)
     Nexacryl              Corneal repair             PMA pending              Chiron
     Nexaband (5 products) Veterinary                 Marketed in U.S.         Farnam
  ABSORBABLE
     Surgical Sealants     Cardiovascular graft and   Preclinicals             None
                           bypass and
                           bowel resection
     Surgical Adhesives    Internal wound closure     Preclinicals             None

 TraumaSeal

  The Company's lead product, TraumaSeal, is a topical adhesive used to close wounds from skin lacerations and incisions, minimally invasive surgery and plastic surgery. The Company believes, based on market research, that there are approximately five million skin lacerations and incisions annually in the United States for which TraumaSeal could be used. In addition, there were an estimated 7.6 million minimally invasive surgical procedures in 1995 and approximately 1.4 million plastic surgery procedures in 1994. The Company believes, based on industry sources, that approximately 25 million other surgical procedures are performed annually in the United States. The Company expects that TraumaSeal will compete for a portion of these markets as a replacement for, or in conjunction with, sutures or staples. TraumaSeal is intended to be used for wound closure where a 5.0 or smaller diameter suture would normally be used and is not intended for use on the hands, feet or crossing joints. TraumaSeal can also be used topically for lacerations or incisions requiring subcutaneous sutures or staples. Although the purchase cost of TraumaSeal will be greater than sutures or staples, the Company believes that the use of TraumaSeal will result in lower overall procedure costs because of reduced treatment time, elimination of the need for anesthetics, simplification of post-closure wound care and elimination of suture removal.

  The Company received an IDE approval from the FDA for TraumaSeal in December 1995 and commenced controlled, randomized clinical trials in February 1996. The clinical trials compare wound closure utilizing TraumaSeal with wound closure utilizing sutures or staples and are being performed at ten sites throughout the United States. At August 2, 1996, patient enrollment was completed with a total of 818 patients enrolled. The Company anticipates that clinical trials will be completed by late 1996. Tri-Point has engaged a clinical research organization to administer the human trials.

  TraumaSeal may be marketed in Canada and is expected to be launched in Canada in early 1997. A controlled, randomized 300-patient clinical study of TraumaSeal conducted in Canada in late 1995 and early 1996 successfully demonstrated TraumaSeal to be at least equivalent to nonabsorbable 5.0 or smaller diameter sutures in wound closure and cosmetic outcome. There were no reports of unanticipated adverse effects.

  In March 1996, the Company entered into an agreement with Ethicon, a subsidiary of Johnson & Johnson and a world leader in wound closure products, to market and distribute TraumaSeal.

 Octyldent

  Octyldent, the Company's first human product introduction, is a topical sealant used in conjunction with site-specific sustained release antibacterial drug therapy to treat adult periodontal disease. The American Dental Association estimated that approximately 14 million scaling and planing procedures were performed in 1990 (the most recent year for which data are available) in the United States to help prevent the progression of periodontal disease. Octyldent is currently used to seal the pocket of a diseased gum where Actisite(R), a therapeutic drug delivery system manufactured by ALZA, has been inserted, thereby allowing the system to remain in place over a ten-day period.

  Octyldent received FDA marketing clearance in August 1990, and the FDA issued approval to market Actisite(R) in March 1994. The Company entered into supply agreements in 1991 and 1993 with the Procter & Gamble/ALZA Partnership and ALZA to market Octyldent with Actisite(R) in the United States and outside the United States, respectively. The U.S. product launch of Octyldent, sold in combination with Actisite(R), commenced in July 1994. The Actisite(R)/Octyldent product is marketed in several European countries, where the first launch occurred in May 1993, and ALZA is pursuing registration and distribution arrangements for Actisite(R) in a number of other European markets. The Company received authorization to display the CE mark for Octyldent in the European Union in August 1995, which will allow Octyldent to be marketed throughout the European Union.

  The Company entered into an agreement in March 1994 with On-Site pursuant to which On-Site provides exclusive services to identify potential purchasers of Octyldent for use in conjunction with site-specific sustained release antibacterial drug therapy for adult periodontal disease. Under the agreement, On-Site receives royalties on sales of Octyldent.

 Nexacryl

  Nexacryl is a topical sealant to be used in the repair of corneal ulcers and lacerations. Nexacryl received orphan device status to treat a condition known as "melting cornea" for which no FDA-approved product is presently available. Nexacryl is applied directly to the cornea to seal fluids and allow the corneal tissue to heal.

  A clinical study of Nexacryl has been completed in which 262 patients were treated at 23 clinical study sites with no reports of leakage or infections attributable to Nexacryl. Based on this study, the Company filed a PMA application with the FDA and received an approvable letter from the FDA in January 1996 for the product. A PMA is anticipated following sterilization validation studies, FDA inspection of the manufacturing site and FDA labeling review. If approved, the Company believes Nexacryl will be the first cyanoacrylate adhesive to obtain a PMA from the FDA.

  The Company is developing an additional formulation of Nexacryl for use in cataract and other related corneal procedures. There are approximately two million cataract procedures performed in the United States each year. If Nexacryl receives marketing approval from the FDA, the Company intends to broaden the indication for Nexacryl to cover such procedures. The Company believes this can be accomplished by submitting a PMA Supplement to the FDA, which may include clinical data to be generated from a limited clinical study. There can be no assurance that a limited clinical study will be acceptable to the FDA or that the Company will be able to obtain a PMA Supplement for this or any additional indication.

  The Company's marketing partner for Nexacryl is Chiron.

 Nexaband Veterinary Products

  The Company has five topical adhesive products sold under the Nexaband trade name used in veterinary wound closure and management procedures. There were an estimated 11 million surgical procedures performed on animals annually in the United States in 1990 and for which the Company believes Nexaband products could have been used. The Company estimates that Nexaband products were used in approximately 1.3 million veterinary procedures in the United States in 1995.

  Nexaband products seal the wound and provide a flexible, waterproof barrier against dirt, fluids and contaminants. The adhesive falls off as the wound is healed. The products are differentiated by type of applicator, setting time, viscosity and packaging. Nexaband S/C is used for the topical closure of lacerations and spay and neuter incisions. Nexaband QuickSeal is used as a sealant for minor grooming cuts. Nexaband Pump Spray is used as a sealant for large surface area wounds, particularly equine abrasion wounds. Nexaband Liquid is used for wound closure in cat declawing procedures. Nexaband Ophthalmic is used as a hemostatic agent and for the protection of damaged corneas. The Nexaband products are distributed through Farnam, a leader in large animal over-the-counter products and small and large animal ethical product markets.

DEVELOPMENTAL PROGRAMS

  The Company has several absorbable products under development which will require further development, clinical trials and regulatory clearance or approval prior to commercialization. See "--Government Regulations."

 Surgical Sealants

  The Company is developing an absorbable adhesive to be used as a sealant to control post-surgical leakage at suture closure sites, a problem that is not effectively addressed by current medical technology. Tri-Point's surgical sealant is being developed initially for use in cardiovascular graft, cardiovascular bypass and bowel resection surgery, of which approximately 1.2 million procedures were performed in the United States in 1992. The Company believes its absorbable formulations could also serve as effective sealants for repairing bladder or spleen defects, diffusing bleeding from the liver, sealing air leakage from lung defects, repairing skin graft sites and managing chronic skin ulcers.

  The Company has initiated preliminary animal studies to test the feasibility of absorbable formulations to prevent leakage.

  A number of major medical firms are seeking to develop blood-based fibrin products to prevent leakage at suture closure sites. The Company believes that its surgical sealant has advantages over such products in that it will be significantly easier to manufacture, control and manipulate than human blood, which must be harvested, processed and screened for contaminants, and eliminates the risk of contamination inherent in blood-derived products. In addition, several companies are seeking to develop collagen-based products, which are derived from animal tissue, to act as an internal sealant for human tissue. The Company believes that its surgical sealants have similar advantages over collagen-based products and that such products will pose many of the same contamination risks described above. In addition, the Company believes that its cyanoacrylate-based adhesives have greater bond strength than either fibrin-based or collagen-based products.

 Surgical Adhesives

  The Company is developing absorbable adhesives for the closure of internal surgical incisions and traumatic wounds. There were approximately 50 million surgical procedures performed globally in 1995, with an estimated growth rate of 2% to 3% annually. The Company believes that its absorbable adhesive for surgical closure of soft tissue would be fast, safe and easy to use, and would provide advantages over sutures and staples such as cost effectiveness, enhanced wound sealing and closing, maintenance of the healing environment, reduced trauma, pain and patient discomfort and superior tissue adherence. In addition, the Company believes that its absorbable surgical adhesives would be well-suited for internal closure in laparoscopic procedures.

  The Company has initiated preliminary animal studies to test the feasibility of absorbable formulations to close internal wounds, including soft tissue wounds.

 Additional Product Opportunities

  The Company believes that there are other potential medical applications for its proprietary cyanoacrylate technology. The Company has not yet developed any programs or committed any funds for research and development of these potential applications. Moreover, any potential products will be subject to extensive and rigorous regulatory review. There can be no assurance that any funds will be available for research programs for such potential products or that any potential products will be successfully developed, be proven to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

  The Company believes that many consumers of over-the-counter ("OTC") wound closure products would prefer the sealing and wound protection characteristics of an adhesive as compared to the wound covering capabilities of a topical bandage. The Company believes that incorporating its topical wound closure product, TraumaSeal, into an OTC product could provide a fundamental differentiating characteristic and marketing advantage over products currently offered in the OTC market.

  The Company also believes that its adhesive technology could be used as a site-specific drug delivery system to deliver growth factors to stimulate tissue regeneration, various hormones or pharmaceuticals to promote healing, antibiotics and antivirals to inhibit infection or chemotherapeutic agents to slow or stop tumor growth. Based on preliminary analyses, the Company believes that encapsulations, matrix vehicles, liquids and other formed products may be developed from its adhesive material.

  In addition, the Company believes its technology could be useful for certain orthopedic repair procedures.

MARKETING PARTNERS

  An important element of the Company's strategy is to enter into marketing agreements to enable it to take advantage of the wide range of opportunities created by its technology. To exploit these opportunities, the Company has entered into the agreements described below for the supply and distribution of certain products. The Company is dependent on its marketing partners to market and distribute its products. Although the Company believes that its marketing partners have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the control of the Company. See "Risk Factors--Dependence on Marketing Partners."

 Ethicon, Inc.

  In March 1996, the Company entered into a renewable, eight-year supply and distribution agreement with Ethicon, a subsidiary of Johnson & Johnson, which provides Ethicon with exclusive worldwide rights to market, distribute and sell TraumaSeal, the Company's nonabsorbable wound closure adhesive. The agreement provides for certain up-front and milestone payments to the Company, provides for the reimbursement of certain expenses associated with clinical trials, requires Ethicon to make minimum purchases that escalate annually after receipt of FDA or European Community approval and requires Ethicon to pay royalties based upon net sales.

  Ethicon may renew the agreement for additional one-year periods. The agreement is terminable upon specified events, including (i) material breach by either party, (ii) insolvency of either party and (iii) failure to obtain regulatory approval for TraumaSeal in the United States within two years from the date of submission of the Company's 510(k) notification or PMA. The Company commenced human clinical trials of TraumaSeal in February 1996 and anticipates that the trials will be completed by late 1996 and a PMA application submitted shortly thereafter. Upon certain events of default, including failure to provide an adequate supply of product, Ethicon may terminate its arrangement to purchase TraumaSeal from the Company, and Ethicon may itself then manufacture TraumaSeal and only pay the Company royalties based on sales. See "Risk Factors--Dependence on Marketing Partners," "Risk Factors--Limited Manufacturing Experience" and "--Manufacturing."

 Procter & Gamble/ALZA, Partners for Oral Health Care and ALZA Corporation

  The Company entered into a supply agreement with the Procter & Gamble/ALZA Partnership in March 1991, which was subsequently amended in April 1992. The agreement grants the Procter & Gamble/ALZA Partnership the non-exclusive worldwide rights to market and distribute Octyldent with Actisite(R), a product manufactured by ALZA. The first shipment under this agreement was in May 1994. In March 1993, the Company entered into a supply agreement with ALZA, which grants ALZA non-exclusive rights to market Octyldent worldwide, except in the United States, Canada, Mexico and Venezuela, where the Procter & Gamble/ALZA Partnership has marketing rights. The first shipment under this agreement was in May 1993. The agreements guarantee the Company minimum purchases annually and provide for specified prices per unit for Octyldent, which may be increased annually subject to certain limitations.

  The agreements each have a term of three years from the first shipment date, with automatic renewal for additional one-year periods, and each agreement is terminable upon specified events, including (i) material breach by either party, (ii) the publication of a scientific study, undertaken or reported by a nationally recognized health research agency or government body, that links any component of Octyldent to any health or safety hazard and (iii) any revocation or suspension of the Company's 510(k) clearance for Octyldent.

 Chiron Vision Corporation

  The Company entered into a supply and distribution agreement with Chiron effective July 1992, and amended in April 1995, which provides Chiron with the exclusive rights to market, sell and distribute certain human ophthalmic products on a worldwide basis. The agreement provides Chiron with an option to expand its coverage to include new products. The Company received a payment upon the execution of the agreement, and will receive a milestone payment upon FDA marketing approval of its first ophthalmic product, Nexacryl. The agreement guarantees the Company minimum purchases that escalate annually. Pursuant to the agreement, pricing may be adjusted annually to reflect increases in the U.S. Department of Labor Producer's Price Index. The agreement has a term of 10 years from the effective date of U.S. regulatory approval of the last-approved product. The agreement is terminable upon specified events, including (i) material breach by either party, (ii) Chiron's providing 30 days' notice as to any product for which FDA clearance or approval is then pending, or (iii) Chiron's providing 180 days' notice for products for which FDA clearance or approval is obtained. In certain circumstances, Chiron may terminate its arrangement to purchase products from the Company, and may itself then manufacture such products and only pay the Company royalties based on sales.

 Farnam Companies, Inc.

  In December 1992, the Company entered into a renewable, seven-year development and distribution agreement with Farnam. The Company granted Farnam the exclusive rights to market, sell and distribute its Nexaband line of veterinary products to the ethical veterinary market in North America. In addition to the existing nonabsorbable Nexaband products covered by this agreement, Farnam has exclusive rights in North America to any absorbable veterinary adhesive products developed by the Company. Prices and minimum sales volumes for new products will be negotiated upon product development completion. Pursuant to the agreement, the Company received a nonrefundable research, testing and development fee. The agreement also provides for minimum purchases, which increase annually, and allows the Company to adjust prices annually, but not in excess of increases in the U.S. Department of Labor Wholesale Price Index. The agreement is terminable upon specified events, including material breach by either party. The agreement will automatically renew for successive one-year periods contingent on Farnam meeting required levels of purchases.

PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

  The Company's success depends in large part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company has seven U.S. patents with expiration dates ranging from 2004 to 2013 and has filed applications for seven additional U.S. patents, as well as certain patent applications outside the United States, relating to the Company's technology. Three of the issued U.S. patents relate to the Company's scavenger process for its absorbable formulations and pending U.S. patent applications relate to other aspects of the scavenger process. In addition, the Company has four patents directed to other areas of adhesive and delivery technology. Other U.S. patent applications relate to the Company's delivery technology, biodegradation rate control processes and high strength wound closure adhesives.

  There can be no assurance that any of the pending patent applications will be approved, that the Company will develop additional proprietary products that are patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by any third parties or that the patents of others will not prevent the commercialization of products incorporating the Company's technology. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around the Company's patents. Any of the foregoing results could have a material adverse effect on the Company's results of operations and financial condition.

  The commercial success of the Company also will depend, in part, on its ability to avoid infringing patents issued to others. If the Company were determined to be infringing any third party patent, the Company could be required to pay damages, alter its products or processes, obtain licenses or cease certain activities. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on commercially favorable terms, if at all. The Company's failure to obtain a license for any technology that it may require to commercialize its products could have a material adverse impact on the Company's results of operations and financial condition.

  Litigation, which could result in substantial costs to and diversion of effort by the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. If competitors of the Company that claim technology also claimed by the Company prepare and file patent applications in the United States, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial costs to and diversion of effort by the Company, even if the eventual outcome is favorable to the Company. Any such litigation or interference proceeding, regardless of outcome, could be expensive and time consuming. Litigation could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology and, consequently, could have a material adverse effect on the Company's results of operations and financial condition.

  In addition to patent protection, the Company relies on unpatented trade secrets and proprietary technological expertise. There can be no assurance that others will not independently develop or otherwise acquire substantially equivalent techniques, or otherwise gain access to the Company's trade secrets and proprietary technological expertise or disclose such trade secrets, or that the Company can ultimately protect its rights to such unpatented trade secrets and proprietary technological expertise. The Company relies, in part, on confidentiality agreements with its marketing partners, employees, advisors, vendors and consultants to protect its trade secrets and proprietary technological expertise. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's unpatented trade secrets and proprietary technological expertise will not otherwise become known or be independently discovered by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's results of operations and financial condition.

GOVERNMENT REGULATIONS

  The Company's products and operations are subject to substantial government regulation in the United States and foreign countries.

 FDA Regulation

  Most medical devices, including the Company's medical adhesives for humans, are subject to stringent government regulation in the United States by the FDA under the FDC Act, and, in many instances, by foreign and state governments. The FDA regulates the clinical testing, manufacture, safety, labeling, sale, distribution and promotion of medical devices. Included among these regulations are premarket clearance and premarket approval requirements and GMPs. Other statutory and regulatory requirements govern, among other things, establishment registration and inspection, medical device listing, prohibitions against misbranding and adulteration, labeling and postmarket reporting. The regulatory process is lengthy, expensive and uncertain. Securing FDA approvals and clearances may require the submission of extensive clinical data and supporting information to the FDA. Failure to comply with applicable requirements can result in Warning Letters, application integrity proceedings, fines, recalls or seizures of products, injunctions, civil penalties, total or partial suspensions of production, withdrawals of existing product approvals or clearances, refusal to approve or clear new applications or notifications and criminal prosecution. See "Risk Factors--FDA and Other Government Regulation."

  Under the FDC Act, medical devices are classified into one of three classes (Class I, II or III) on the basis of the controls necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to GMPs). Class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance and patient registries). Generally, Class III devices must receive premarket approval from the FDA (e.g., certain life-sustaining, life-supporting and implantable devices or new devices which have been found not to be substantially equivalent to certain legally marketed devices). Octyldent is a Class II medical device and TraumaSeal and Nexacryl are Class III medical devices.

  Before any new medical device may be introduced to the market, the manufacturer generally must obtain either premarket clearance through the 510(k) premarket notification process or premarket approval through the lengthier PMA process. A 510(k) premarket notification will be granted if the submitted data establish that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device, or to a Class III medical device for which the FDA has not called for PMAs. The FDA may request extensive data, including clinical studies of the device's safety and effectiveness, before a substantial equivalence determination can be made. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, although it may take longer. A PMA application must be filed if a product is found to be not substantially equivalent to a legally marketed Class I or II device or if it is a Class III device for which the FDA has called for PMAs. A PMA application must be supported by extensive data, including laboratory, preclinical and clinical trial data, to demonstrate the safety and efficacy of the device, as well as extensive manufacturing information. Before initiating human clinical trials, the manufacturer often must first obtain an IDE for the proposed medical device. Toward the end of the PMA review process, after issuing a preliminary approvable letter, the FDA will generally conduct an inspection of the manufacturer's facilities to ensure compliance with GMPs. Additionally, the FDA requires sterility validation and that final labeling be reviewed by the FDA prior to granting a PMA. Approval of a PMA could take two or more years from the date of submission of the application. The PMA process can be expensive, uncertain and lengthy, and there is no guarantee of ultimate approval.

  Modifications or enhancements to products that are either cleared through the 510(k) process or approved through the PMA process that could affect safety or effectiveness or effect a major change in the intended use of the device may require further FDA review through new 510(k) or PMA submissions. Additionally, certain modifications of the Company's manufacturing facilities and processes, such as those made in preparation for commercial-scale production of its products, will subject the Company to further FDA inspections and review prior to final approval of such products for commercial sale.

  Medical devices also are subject to postmarket reporting requirements for deaths or serious injuries when the device may have caused or contributed to the death or serious injury, and for certain device malfunctions that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. If safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. Additionally, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA.

  The Company's current human medical devices are at different stages of FDA review. Octyldent, the Company's product sold to the Proctor & Gamble/ALZA Partnership and ALZA for use as an adhesive in conjunction with Actisite(R), received 510(k) clearance in 1990, and is subject to GMP, postmarket reporting and other FDA requirements. Nexacryl, the Company's ophthalmic product, has received an approvable letter from the FDA and is pending FDA review of sterilization validation studies, FDA inspection of the manufacturing site and FDA labeling review before the product can receive final FDA approval for commercialization. TraumaSeal has been in clinical trials at 10 sites around the country since February 1996 under an IDE granted by the FDA. The Company expects clinical trials to be completed by late 1996 and to submit a PMA application for TraumaSeal shortly thereafter. The Company expects that it will need to make significant modifications to its manufacturing facilities and processes in order to manufacture TraumaSeal on a commercial scale, which will subject the Company to an additional FDA inspection of its manufacturing facility prior to final approval for commercial sales of this product.

  There can be no assurance that the Company will be able to obtain necessary 510(k) clearances or PMAs to market its products in the United States for their intended use, on a timely basis, if at all, and delays in receipt of or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--Limited Manufacturing Experience" and "Risk Factors--FDA and Other Government Regulation."

 Foreign Regulatory Matters

  In order for the Company to market its products in Europe, Canada and certain other foreign jurisdictions, the Company must obtain required regulatory approvals or clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearances to market, may differ from the FDA regulatory scheme. The time required to obtain approval or clearance for sale of the Company's products in foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than premarket approval or clearance. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Delays in receipt of approvals to market the Company's products in foreign countries, failure to receive such approvals or the future loss of previously received approvals could have a material adverse effect on the Company's results of operations and financial condition.

  Previous FDA requirements for device exports provided that the FDA must first give export approval for an unapproved device. In April 1996, the United States Congress passed and the President signed new FDA legislation that provides that a non-FDA approved medical device can be exported to any country, provided that the device (i) complies with the laws of that country and (ii) has valid marketing authorization or the equivalent from the appropriate authority in a "listed country." The listed countries are Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa and countries in the European Union and the European Economic Area. Export of devices that do not have marketing authorization in a listed country will continue to require FDA export approval.

  Medical devices that are marketed or put into service within the European Union are required to comply with Council Directive 93/42/EEC, the medical devices directive ("MDD"). Compliance with the MDD entitles a device to make use of the CE mark and allows the device to be marketed, put into service and circulated freely within the European Union. Medical devices that have not obtained the right to affix the CE mark but which conform with the requirements in force in an individual Member State on December 31, 1994, may nonetheless be marketed and put into service in that Member State during a five-year transition period, expiring June 13,

1998. After the expiration of this transition period, the Company's medical devices will not be able to be marketed or put into service anywhere in the European Union without having complied with the MDD and obtained the right to affix the CE mark.

  The Company received authorization to display the CE mark for Octyldent in the European Union in August 1995. The Company plans to pursue the right to affix the CE mark on TraumaSeal, as well as on future human products that the Company may develop. There can be no assurance that the Company will be successful in obtaining the right to affix the CE mark on any additional medical devices. Failure to obtain the right to affix the CE mark on its medical devices could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--FDA and Other Government Regulation."

 Environmental Regulations

  The Company's activities involve the controlled use of hazardous materials and chemicals. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such material and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by such laws and regulations, risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and such liability could have a material adverse effect on the Company's results of operations and financial condition and potentially could exceed the resources of the Company. Environmental protection has been an area of substantial concern in recent years, and regulation of activities involving the use and disposal of potentially hazardous materials has increased. There can be no assurance that such regulation will not increase in the future or that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

SALES AND MARKETING

  Currently, the Company's nonabsorbable adhesive products are marketed and sold by its marketing partners. The Company has entered into marketing agreements with Ethicon for worldwide distribution of TraumaSeal, the topical adhesive that seals wounds from skin lacerations and incisions, plastic surgery and skin puncture sites from minimally invasive surgery such as laparoscopy; with the Procter & Gamble/ALZA Partnership and ALZA for worldwide distribution of Octyldent, the topical sealant which is sold in conjunction with Actisite(R), a site-specific sustained release product for adult periodontal disease; with Chiron for worldwide distribution of Nexacryl, the topical sealant for use in repair of corneal ulcers and abrasions; and with Farnam for distribution in North America of Nexaband, the Company's veterinary line of products.

  The Company's future products, which will primarily be absorbable formulations, will be sold through additional marketing partners or a direct sales force in the United States and other distributors outside the United States. The Company intends to develop its own internal sales capacity as its absorbable products progress toward commercialization.

MANUFACTURING

  The Company has devoted considerable resources to the development of manufacturing processes and technologies capable of providing its products with clinical efficacy, ease of use and suitable shelf life. The Company has developed a manufacturing process designed to produce a highly purified base material which is not achievable by other existing methodologies. The Company relies heavily on internal trade secrets and technological expertise and expects to keep aspects of its manufacturing process in-house and, where applicable, seek patent protection for specific manufacturing applications.

  The Company currently manufactures all of its products in a 15,000 square foot facility located adjacent to its corporate offices in Raleigh, North Carolina. This facility integrates production, bottling, labeling and packaging capabilities for products currently being marketed.

  As production requirements increase with the receipt of additional product approvals and clearances and the initiation of new clinical trials, additional personnel, equipment and space will be necessary in virtually all phases of the production process. The Company is formulating plans for a significant expansion of its manufacturing capabilities in conjunction with the anticipated future launch of TraumaSeal in Canada and, eventually, the United States and Europe, as well as for the manufacture of additional products which may be commercialized in the future by the Company. Such expansion and scale-up is expected to occur over the next two years. The Company expects to invest resources in chemical manufacturing equipment and packaging machinery. Production of commercial-scale quantities may involve technical challenges for the Company and will require significant scale-up expenses for additions to facilities and personnel. There can be no assurance that the Company will be able to achieve large-scale manufacturing capabilities or to manufacture its products in a cost-effective manner or in quantities necessary to allow the Company to achieve profitability. If the Company is unable to expand sufficiently its manufacturing capacity to meet Ethicon's requirements for TraumaSeal as set forth under their agreement, Ethicon may itself then manufacture TraumaSeal and only pay the Company royalties on sales. See "-- Marketing Partners."

  The Company presently purchases cyanoacetate, the primary raw material used in the manufacture of the Company's medical adhesives, from one source. The Company has the capability of manufacturing cyanoacetate if necessary, and cyanoacetate may be available from a second supplier. The Company would be required to qualify the quality assurance systems of an additional supplier prior to its use as a source of supply. The other raw materials used in manufacturing and packaging the Company's products are readily available from multiple sources, as are its process equipment and controls.

  The Company presently hires filling and packaging employees on a temporary basis, and the Company expects that a significant portion of the Company's future packaging requirements will be completed by outside providers.

COMPETITION AND TECHNOLOGICAL CHANGE

  The Company competes with many domestic and foreign competitors in various rapidly evolving and technologically advanced fields in developing its technology and products, including medical device, pharmaceutical and biopharmaceutical companies. In the worldwide wound closure market, the Company's products will compete with the suture products of Ethicon, the world leader in the wound closure market, and American Home Products Corporation. The Company also believes its products will compete with the staple products of United States Surgical Corporation and Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson. In addition, there are two other cyanoacrylate-based topical adhesives with which the Company's products may compete, neither of which is approved for sale in the United States. B. Braun GmbH markets Histoacryl(R) as a topical closure adhesive for small lacerations and incisions in low skin tension areas of the body. Loctite Corporation has recently test marketed a similar adhesive in the United Kingdom. In the surgical sealants market, the Company's products will compete with the fibrin-based sealants of Immuno AG and Behringwerke AG, and most likely with fibrin-based sealants being developed by Baxter Healthcare Corporation and Bristol-Myers Squibb Company. The Company's surgical sealants also may compete with collagen-based hemostatic products of, among others, Collagen Corporation, Fusion Medical Technologies, Inc. and MedChem Products Inc., a division of C.R. Bard Inc. In addition, the Company's surgical sealants may compete with protein-based products being developed by such biotechnology companies as Protein Polymer Technologies, Inc. Many of the Company's competitors and potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than the Company. In addition to those mentioned above, other recently developed technologies or procedures are, or may in the future be, the basis of competitive products.

  There can be no assurance that the Company's competitors will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have been or are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive in these fields. These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products.

Certain of these competitors may obtain patent protection, approval or clearance by the FDA or product commercialization earlier than the Company, any of which could materially adversely affect the Company. Furthermore, if the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. Finally, under the terms of the Company's marketing agreements, the Company's marketing partners may pursue parallel development of other technologies or products, which may result in a marketing partner developing additional products that will compete with the Company's products.

SCIENTIFIC ADVISORS

  The Company has established a team of scientific advisors (the "Scientific Advisors") who provide consulting services to the Company. The Scientific Advisors consist of independent professionals who meet on an individual basis with management when so requested. The Scientific Advisors have recognized expertise in relevant sciences or clinical medicine and advise the Company about present and long-term scientific planning, research and development.

  There is no fixed term of service for the Scientific Advisors. Current members may resign or be removed at any time, and additional members may be appointed. Members do not serve on an exclusive basis with the Company, are not under contract (other than with respect to confidentiality obligations) and are not obligated to present corporate opportunities to the Company. To management's knowledge, none of the members is working on the development of competitive products. Inventions or products developed by a Scientific Advisor who is not otherwise affiliated with the Company will not become the Company's property, but will remain the Scientific Advisor's property.

  Scientific Advisors who are not affiliated with the Company receive up to $5,000 per year for their services. All members receive reimbursement for expenses incurred in traveling to and attending meetings on behalf of the Company. One of the Scientific Advisors, Anthony V. Seaber, previously purchased an interest in the Partnership that will be exchanged for shares of Common Stock in connection with the Exchange. The current Scientific Advisors and their professional affiliations are as follows:

          NAME                                               AFFILIATION
- ------------------------------------------- ---------------------------------------------
Robert E. Clark, M.D., Ph.D................ Director of the Dermatologic Surgical Unit
                                            Duke University Medical Center
Gary N. Foulks, M.D........................ Director of the Ophthalmology Unit
                                            Duke University Medical Center
James V. Quinn, M.D., CCCFP................ Department of Emergency Medicine
                                            University of Ottawa, Canada
Frederick Reno, Ph.D....................... Toxicology Consultant
Anthony V. Seaber.......................... Director of Orthopedic Research Laboratories
                                            Duke University Medical Center
Dean M. Toriumi, M.D....................... Associate Professor Plastic and
                                            Reconstructive Surgery College of Medicine at
                                            University of Illinois-Chicago

EMPLOYEES

  As of July 31, 1996, the Company had 36 full-time employees, of whom 25 were dedicated to research, development, manufacturing, quality control and regulatory affairs and nine were dedicated to administrative activities. Four members of the Company's research and development staff have doctoral or advanced degrees. The Company intends to recruit additional personnel in connection with the research, development and manufacturing of its products. None of the Company's employees is represented by a union, and the Company believes relationships with its employees are good.

FACILITIES

  The Company leases and occupies approximately 15,000 square feet of office, laboratory and manufacturing space in Raleigh, North Carolina. These facilities are leased through August 1998. The Company believes that it will require additional space in late 1997 for, among other things, expanded manufacturing capacity, and is beginning site selection for nearby rental property.

LEGAL PROCEEDINGS

  The Company is currently not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The table below sets forth the names, ages and titles of the persons who are the executive officers and directors of the Company as of July 31, 1996.

         NAME                        AGE                          POSITION
- -----------------------------------  --- ----------------------------------------------------------
Rolf D. Schmidt....................   63 Chairman of the Board of Directors
Robert V. Toni.....................   56 President and Chief Executive Officer and Director
J. Blount Swain....................   39 Vice President of Finance and Chief Financial Officer
Jeffrey G. Clark...................   42 Vice President of Research and Development
Joe B. Barefoot....................   46 Vice President of Regulatory Affairs and Quality Assurance
Dennis C. Carey, Ph.D.(1)(2).......   46 Director
Michael K. Lorelli(2)..............   45 Director
F. William Schmidt(2)..............   56 Director
Randy H. Thurman(1)................   47 Director

- --------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Rolf D. Schmidt, a co-founder of the Company in 1990, has served as Chairman of the Board of Directors of the Company since February 1996. Mr. Schmidt has served as Chief Executive Officer and Chairman of Performance Sports Apparel, Inc. since 1995. In 1986, a significant portion of the business of Sharpoint, Inc., a developer and manufacturer of surgical needles and sutures co-founded by Mr. Schmidt and his brother, F. William Schmidt, was sold to its primary distributor, Alcon Laboratories, Inc. In 1991, the remainder of such business was sold to a management group. Since 1990, Mr. Schmidt has invested primarily in and devoted substantial time and attention to healthcare-related entities, including the Company. Mr. Schmidt is a senior level executive who brings over 30 years of engineering and management experience to the Company.

  Robert V. Toni has served as President and Chief Executive Officer of the Company since June 1994 and as a director of the Company since February 1996. From 1989 to 1994, Mr. Toni was General Manager and Vice President of Sales and Marketing for IOLAB Corporation, a Johnson & Johnson company that marketed and manufactured surgical devices, equipment and pharmaceuticals for the ophthalmic market. From 1987 to 1989, he served as President of Cooper Vision-CILCO, and also served as its Executive Vice President of Operations and Chief Financial Officer from 1984 to 1987. Mr. Toni holds a B.S. degree in Finance from Iona College.

  J. Blount Swain has served as Vice President of Finance and Chief Financial Officer of the Company since September 1992. From 1983 until 1992, Mr. Swain was Chief Financial Officer and Treasurer of The Record Bar, Inc., a national music retailing entity. Prior to 1983, Mr. Swain served as a Senior Accountant with Price Waterhouse in Raleigh, North Carolina. Mr. Swain holds a B.S. degree from the University of North Carolina at Chapel Hill and is a certified public accountant.

  Jeffrey G. Clark has served as Vice President of Research and Development of the Company since 1990. Prior to that time, Mr. Clark spent seven years at Sharpoint, Inc. and its successor where he developed bioabsorbable and polypropylene suture technology. From 1977 to 1983, Mr. Clark worked at Extracorporeal Inc., a division of Johnson & Johnson. Mr. Clark holds a M.S. degree in Organic Chemistry from Drexel University.

  Joe B. Barefoot has served as Vice President of Regulatory Affairs and Quality Assurance of the Company since 1990. From 1986 to 1990, Mr. Barefoot managed the quality assurance program and regulatory submissions for Sharpoint, Inc. and its successor. From 1982 to 1986, he was a member of the quality assurance staff at C.R. Bard Inc. Prior to that time, he was a member of the quality assurance staff at Becton, Dickinson & Co. Mr. Barefoot holds a B.S. degree in Microbiology from Emporia State University.

  Dennis C. Carey, Ph.D has served as a director of the Company since May 1996. Mr. Carey has served as a Managing Director of Spencer Stuart, an executive search firm, since 1988, and oversees the firm's board consulting practice. Prior to joining Spencer Stuart, he served as a National Practice Director for The Hay Group, a global compensation firm, and was Secretary of Labor to former Governor Pierre S. duPont, IV of Delaware. Mr. Carey holds a Ph.D. in finance and administration from the University of Maryland. He was a co-founder of The Director's Institute at The Wharton School of the University of Pennsylvania and serves on its board of directors.

  Michael K. Lorelli has served as a director of the Company since May 1996. On September 1, 1996, Mr. Lorelli became the Chief Executive Officer and a director of MobileMedia Corporation, the second largest provider of paging and personal communications services in the United States. From September 1994 through August 1996, Mr. Lorelli served as President-North/Latin Americas Division for Tambrands, Inc., a feminine protection products company. From 1986 to 1994, Mr. Lorelli held a number of executive positions with Pepsi-Cola U.S.A., most recently as President, Pizza Hut International Division. Mr. Lorelli is a director of Trident International. He also serves as a trustee of Sarah Lawrence College. Mr. Lorelli received his M.B.A. from New York University.

  F. William Schmidt, a co-founder of the Company in 1990, has served as a director of the Company since February 1996. Mr. Schmidt co-founded Sharpoint, Inc. with his brother, Rolf D. Schmidt, and completed the design work on production and manufacturing equipment that led to product development within that company. In 1986, a significant portion of the business of Sharpoint, Inc. was sold to its primary distributor, Alcon Laboratories, Inc. In 1991, the remainder of such business was sold to a management group. Since 1990, Mr Schmidt has primarily invested in and devoted substantial time and attention to healthcare-related entities, including the Company. Mr. Schmidt brings 25 years of management and business experience to the Company.

  Randy H. Thurman has served as a director of the Company since May 1996. Mr. Thurman also serves as Chief Executive Officer of Health Care Strategies 2000, a health care consulting firm that he founded in 1995. From 1993 to 1995, Mr. Thurman held a number of executive positions with Corning Incorporated, most recently as Chairman and Chief Executive Officer of Corning Life Sciences, Inc., a company engaged in providing clinical testing and pharmaceutical services, laboratory products and research software. From 1985 to 1993, he held a number of executive positions with Rhone-Poulenc Rorer, Inc., most recently as President of Rhone-Poulenc Rorer Pharmaceuticals, Inc. Mr. Thurman received his M.A. from Webster University. Mr. Thurman is also a director of Enzon, Inc.

  The Company's Board of Directors is divided into three classes. Members of one class are elected each year to serve a three-year term and until their successors have been elected and qualified or until their earlier resignation or removal. The terms of Dennis C. Carey and F. William Schmidt will expire at the 1997 annual meeting of stockholders, the terms of Michael K. Lorelli and Rolf D. Schmidt will expire at the 1998 annual meeting and the terms of Randy
H. Thurman and Robert V. Toni will expire at the 1999 annual meeting.

  The Board of Directors has recently established the Audit Committee and the Compensation Committee. Mr. Thurman serves as Chair of the Audit Committee and Mr. Carey serves as Chair of the Compensation Committee. The Audit Committee will be responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company, reviewing with the independent auditors the scope and results of the audits, reviewing the accounting controls, operating, capital and research and development budgets and other financial matters of the Company. The Compensation Committee will be responsible for reviewing and approving compensation arrangements for the officers of the Company, for recommending to the Board of Directors the compensation of the Company's chief executive officer and non-employee directors, for recommending stock option plans in which officers of the Company are eligible to participate and for determining grants under and administering the Company's Equity Compensation Plan.

  The executive officers are currently elected annually by the Board of Directors and hold office until their successors have been chosen and qualified, or until death, resignation or removal by the Board of Directors. See "--Employment Agreements."

DIRECTOR COMPENSATION

  Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors of the Company receive annual compensation of $24,000 and $1,500 for each meeting of the Board of Directors attended in person or participated in telephonically. In addition, pursuant to the Company's Equity Compensation Plan, each non-employee director will receive a one-time grant of options to purchase 25,000 shares of Common Stock and each non-employee director in office immediately before and after the annual election of directors will receive options to purchase 5,000 shares of Common Stock. See "--Equity Compensation Plan."

EXECUTIVE COMPENSATION

  The following table provides information concerning the annual and long-term compensation of the Company's Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer who were executive officers as of December 31, 1995 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                     ANNUAL COMPENSATION          COMPENSATION
                             ------------------------------------ ------------
                                                                   NUMBER OF
                                                                   SECURITIES
                                                     OTHER ANNUAL  UNDERLYING   ALL OTHER
                                                     COMPENSATION   OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)    ($)(1)      AWARDED       ($)(3)
- ---------------------------  ---- --------- -------- ------------ ------------ ------------
Robert V. Toni..........     1995  198,000   50,000     64,473(2)     --          1,273
 President and Chief
 Executive Officer
J. Blount Swain.........     1995  130,000      --      14,481        --            805
 Vice President of
 Finance and Chief
 Financial Officer
Jeffrey G. Clark........     1995  120,000      --      14,481        --            719
 Vice President of
 Research and
 Development
Joe B. Barefoot.........     1995   90,000      --      10,861        --            463
 Vice President of
 Regulatory Affairs and
 Quality Assurance

- --------
(1) Includes the tax value of interests in the Partnership (the "Partnership Interests") granted on December 31, 1995 to the Chief Executive Officer and the Named Officers. The aggregate tax value of the Partnership Interests on the date of grant to the Chief Executive Officer and the Named Officers totaled $61,545. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."
(2) Includes payment for relocation expenses and a payment to cover the related income tax liability in the aggregate amount of $42,751.
(3) Represents Company-paid life insurance premiums and 401(k) retirement plan matching contributions.

  The Chief Executive Officer and the other Named Officers have not received from the Company or exercised any stock options or stock appreciation rights during the fiscal year ended December 31, 1995 or any prior fiscal years. See "--Equity Compensation Plan."

EMPLOYMENT AGREEMENTS

  Messrs. Toni, Swain, Clark and Barefoot each entered into an employment agreement with the Company in May 1996. The term of each agreement is from May 1, 1996 to May 31, 1999, with automatic one-year extensions unless 60 days' prior notice is given by either party. The agreements provide for annual base salaries of not less than $215,000, $138,450, $127,200 and $95,850, respectively, which salaries may be increased as determined by the Compensation Committee or the Board of Directors. Each agreement also provides for an annual bonus from 20% of base salary to a maximum of 60% of base salary to be awarded based on performance milestones to be established for each calendar year by the Compensation Committee based on the recommendation of the Chief Executive Officer. In connection with their employment agreements, the Company has granted to Messrs. Toni, Swain, Clark and Barefoot, respectively, options to purchase 66,600, 43,050, 40,100 and 30,458 shares of Common Stock under the Equity Compensation Plan at an exercise price equal to the price per share to the public in the Offering less $3.00. The option grants will be effective only upon the consummation of the Exchange. The options have a term of ten years and, provided their employment has not been terminated for "cause" (as defined in the employment agreements), will vest in five equal annual installments, commencing as of the date of grant. See "--Equity Compensation Plan."

  If, following a "change in control" (as defined in each agreement), any of Messrs. Toni, Swain, Clark or Barefoot is terminated other than for "cause" (as defined in each agreement) or terminates his employment for "good reason" (as defined in each agreement), he will be entitled to receive all accrued and any pro rata incentive compensation to the date of termination and a continuation of his then current annual salary, incentive compensation and benefits for three years after such termination. In the event of termination for "cause," Messrs. Toni, Swain, Clark and Barefoot are entitled to a continuation of base salary, incentive compensation and benefits for a period of eighteen months in the case of Mr. Toni and one year for the others. The Company has agreed to indemnify Messrs. Toni, Swain, Clark and Barefoot to the maximum extent permitted by applicable law against all costs, charges and expenses incurred by each in connection with any action, suit or proceeding to which he may be a party or in which he may be a witness by reason of his being an officer, director or employee of the Company or any subsidiary or affiliate of the Company. Messrs. Toni, Swain, Clark and Barefoot have each agreed not to compete with the Company for two years after termination of their employment with the Company.

CONSULTING AGREEMENT

  In May 1996, the Company entered into a consulting agreement with Steven A. Kriegsman to provide consulting services to the Company for an annual compensation of $120,000, payable monthly. Under the agreement, the Company has granted to Mr. Kriegsman a nonqualified stock option to purchase 50,000 shares of Common Stock under the Company's Equity Compensation Plan at an exercise price equal to the price per share to the public in the Offering less $3.00. The option shall be effective only upon the consummation of the Exchange, have a term of ten years and, provided that the agreement has not been terminated for "cause" (as defined in the agreement), will vest in five equal annual installments commencing as of the date of grant. Mr. Kriegsman has agreed to provide consultation at the times requested by the Company in relation to new business development, strategic planning and assistance with strategic alliances. The consulting term shall be for five years, unless terminated earlier for "cause," or in the event of Mr. Kriegsman's death or disability. In the event that Mr. Kriegsman dies or becomes disabled during the term, the Company must continue to pay his compensation to his executors, legal representatives or administrators or to him, as applicable, as if the consulting term were not terminated. The Company is permitted to obtain life insurance on Mr. Kriegsman's life to fund such obligation.

EQUITY COMPENSATION PLAN

  The Company maintains the 1996 Amended and Restated Equity Compensation Plan (the "Plan"), adopted by the Board of Directors on May 28, 1996 (the "effective date") and amended on September 24, 1996. The Plan provides for grants of stock options to selected officers (including officers who are also directors) of the Company or its subsidiaries, other employees of the Company or its subsidiaries and independent contractors and consultants who perform valuable services for the Company or its subsidiaries. Non-employee directors of the Company are entitled to receive formula stock option grants under the Plan. In addition, the Plan provides for grants of restricted stock and stock appreciation rights ("SARs") (herein, together with grants of stock options, collectively, "Grants") to participants other than non-employee directors of the Company. By encouraging stock ownership, the Company seeks to attract, retain and motivate such participants and to encourage such participants to devote their best efforts to the business and financial success of the Company.

  General. Subject to adjustment in certain circumstances as discussed below, the Plan authorizes up to 1,000,000 shares of Common Stock for issuance pursuant to the terms of the Plan. If and to the extent Grants under the Plan expire or are terminated for any reason without being exercised, or the shares subject to a Grant are forfeited, the shares of Common Stock subject to such Grant will again be available for grant under the Plan.

  Administration of the Plan. The Plan is administered and interpreted by a committee (the "Committee") of the Board of Directors consisting of not fewer than two persons appointed by the Board of Directors from among its members, each of whom must be a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" as defined by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee has the sole authority to determine (i) persons to whom Grants may be made under the Plan, (ii) the type, size and other terms and conditions of each Grant, (iii) the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and (iv) any other matters arising under the Plan. The Committee has full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan, and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Board of Directors has appointed the Compensation Committee to serve as this Committee.

  Grants. Grants under the Plan may consist of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code or (ii) so-called "nonqualified stock options" that are not intended to so qualify ("NQSOs"). In addition, Grants under the Plan may also consist of grants of (i) restricted stock or (ii) SARs.

  Eligibility for Participation. Grants may be made to any employee (including officers and directors) of, or independent contractors and consultants to, the Company or its subsidiaries. Non-employee directors of the Company are entitled only to formula grants of NQSOs. Independent contractors or consultants to the Company are not eligible to receive ISOs under the Plan. As of July 31, 1996, 36 employees were eligible for Grants under the Plan. During any calendar year, no participant may receive Grants under the Plan for more than 75,000 shares of Common Stock. After the Offering, 550,000 options will be outstanding under the Plan and held by all participants as a group, at an estimated weighted average exercise price of $5.27 per share, of which 132,500 will be fully vested and exercisable.

  Options. The option price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant, except that the option price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The option price of a NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries may not exceed five years from the date of grant. A participant may pay the option price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the participant and having a fair market value on the date of exercise equal to the option price or (iii) by a combination of the foregoing. The participant may instruct the Company to deliver the shares of Common Stock due upon the exercise to a designated broker instead of to the participant.

  Formula Option Grants to Non-Employee Directors. Non-employee directors are entitled to receive NQSOs pursuant to the formula grants under the Plan. According to the formula grants, each non-employee director who first becomes a member of the Board of Directors on or after the effective date of the Plan and before the consummation of the Offering of Common Stock contemplated hereby (a "pre-IPO initial grant") will receive a grant of a NQSO to purchase 25,000 shares of Common Stock as of the date the non-employee director first becomes a member of the Board of Directors (which is the date of grant); provided that such NQSO will become effective as of the consummation of the Exchange, and, if the Exchange does not occur on or prior to

September 30, 1996, any pre-IPO initial grants shall be null and void. Each non-employee director who first becomes a member of the Board of Directors after the consummation of the Offering will receive a grant of a NQSO to purchase 25,000 shares of Common Stock as of the date the non-employee director first becomes a member of the Board of Directors. Thereafter, on each date on which the Company holds its annual meeting of stockholders, each non-employee director in office immediately before and after the annual election of directors will receive a grant of a NQSO to purchase 5,000 shares of Common Stock. The option price of a NQSO granted pursuant to a formula grant under the Plan will be the fair market value of a share of Common Stock on the date of grant or, in the case of a pre-IPO initial grant, $1.00 less than the offering price in the Offering. The term of each such option shall be ten years, and each such option shall be exercisable with respect to 50% of the shares on the date of grant and an additional 25% on each of the next two anniversaries of the date of the grant.

  Restricted Stock. The Committee may issue shares of Common Stock to participants other than non-employee directors of the Company pursuant to the Plan. Shares may be issued for cash consideration or for no cash consideration, as the Committee determines. The number of shares of Common Stock granted to each participant shall be determined by the Committee, subject to the maximum limit described above. Grants of restricted stock will be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Committee may determine in its sole discretion.

  Stock Appreciation Rights. The Committee may grant SARs to participants other than non-employee directors of the Company in tandem with any stock option pursuant to the Plan. Unless the Committee determines otherwise, the exercise price of a SAR will be the greater of (i) the exercise price of the related stock option or (ii) the fair market value of a share of Common Stock on the date of grant of the SAR. When the participant exercises a SAR, the participant will receive the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the SAR. The participant may elect to have such amount paid in cash or in shares of Common Stock, subject to Committee approval. To the extent a participant exercises a SAR, the related option shall terminate. Similarly, upon exercise of a stock option, the related SAR, if any, shall terminate.

  Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time; provided, however, that, the Board of Directors may not amend the Plan, without stockholder approval, to (i) increase (except for increases due to the adjustments discussed below) the aggregate number of shares of Common Stock for which Grants may be made thereunder, or the individual limit of shares of Common Stock for which Grants may be made to any single individual under the Plan, (ii) modify the requirements as to eligibility to participate in the Plan or (iii) make any amendment that requires stockholder approval pursuant to Rule 16b-3 of the Exchange Act or Section 162(m) of the Code. The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the stockholders.

  Adjustment Provisions. Subject to the change of control provisions described below, in the event of certain transactions identified in the Plan, the Committee may appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding options or SARs, (ii) the number of shares of Common Stock covered by outstanding Grants, (iii) the number of shares of Common Stock for which Grants may be made under the Plan and (iv) the individual limit of shares for which Grants may be made to any individual under the Plan, and such adjustments shall be effective and binding for all purposes of the Plan.

  Change of Control of the Company. In the event of a change of control, unless the Committee determines otherwise, all options, restricted stock and SARs will become fully vested. Unless the Committee determines otherwise, each participant will be provided with advance written notice by the Company prior to the change of control (to the extent possible) and will have the right, within a designated period after such notice, to exercise the options and SARs in full or to surrender the options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the excess of the then fair market value of the shares of Common Stock over the option exercise price. Any options or SARs not timely exercised or surrendered will terminate unless exchanged or substituted with options or SARs of the successor corporation.

  A change of control is defined as (i) a tender offer, merger or other transaction as a result of which any person or group (other than Rolf D. Schmidt, F. William Schmidt or any entity controlled by either or both of them) becomes the owner, directly or indirectly, of more than 50.1% of the Common Stock or the combined voting power of the Company's then outstanding securities, (ii) a liquidation or a sale of substantially all of the Company's assets, or (iii) if, during any period of two consecutive years, the individuals who, at the beginning of such period, constituted the Board of Directors cease to constitute a majority of the Board of Directors, except as otherwise provided in the Plan.

  Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Plan and the value of shares received when shares of restricted stock become vested (or such other time when income is recognized). An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan has been approved by the stockholder and is intended to allow grants of options thereunder to meet the requirements of "performance-based compensation." Grants of restricted stock generally will not qualify as "performance-based compensation."

                             CERTAIN TRANSACTIONS

  The Partnership is currently the sole stockholder of the Company. Simultaneously with the execution and delivery by the Company and the Underwriters of the Underwriting Agreement, in the Exchange, obligations of and interests in the Partnership will be contributed to the Company in exchange for an aggregate of 9,600,000 shares of Common Stock pursuant to the Contribution and Exchange Agreement and the Partnership will cease to exist. See "Prior Partnership Status."

  Rolf D. Schmidt and F. William Schmidt, directors and founders of the Company, and three partnerships controlled by one or both of them, will receive, as successors to Sharpoint's economic interest in the Partnership, 5,453,750 shares of Common Stock in the Exchange. From the inception of the Partnership until March 29, 1996, Sharpoint, the general partner of the Partnership, provided the Company with loans in an aggregate principal amount of $10,502,000, which accrued interest at rates ranging from 9.5% to 9.75%. On March 29, 1996, in contemplation of the Exchange, Sharpoint contributed this debt, together with the accrued interest thereon, in the aggregate amount of $11,483,000, to the Partnership as partners' capital. The Schmidts are the only stockholders of Sharpoint.

  Caratec, the successor to the limited partnership interest of CRX, will receive in the Exchange 1,776,250 shares of Common Stock in exchange for certain rights to payments it had under the Partnership agreement and for its limited partnership interest. Under the Partnership agreement, CRX and Caratec were entitled to receive payments based on net revenues, subject to annual minimum payments of $150,000 in 1992, 1993 and 1994 and $250,000 thereafter. These payments aggregated approximately $988,000 as of June 30, 1996. CRX and Caratec also were entitled as a limited partner in the Partnership to payment of a percentage of the proceeds of a sale of all or substantially all of the assets of the Partnership. See "Prior Partnership Status" and "Principal and Selling Stockholders."

                           PRIOR PARTNERSHIP STATUS

  The Company was incorporated in Delaware on February 20, 1996. From May 10, 1990 to February 29, 1996, the business of the Company was conducted by the Partnership. As of March 1, 1996, substantially all of the assets and liabilities of the Partnership, except for the indebtedness to Sharpoint, were transferred to the Company in exchange for one share of Common Stock. The Partnership is currently the sole stockholder of the Company. Simultaneously with the execution and delivery by the Company and the Underwriters of the Underwriting Agreement, in the Exchange, obligations of and interests in the Partnership will be contributed to the Company in exchange for an aggregate of 9,600,000 shares of Common Stock to be issued to 13 individuals and entities. Upon consummation of the Exchange, the Partnership will cease to exist. As of March 29, 1996, the long-term debt, including accrued interest, of the Partnership held by Sharpoint, the general partner of the Partnership and a corporation controlled by Rolf D. Schmidt and F. William Schmidt, was contributed to the Partnership as $11,483,000 of partners' capital. All obligations of and interests in the Partnership held by Sharpoint and its successors will be contributed to the Company in exchange for shares of Common Stock in connection with the Exchange. Under the Partnership agreement, CRX and Caratec were entitled to receive payments based on net revenues, subject to annual minimum payments of $150,000 in 1992, 1993 and 1994 and $250,000 thereafter. These payments aggregated approximately $988,000 as of June 30, 1996. CRX and Caratec also were entitled as a limited partner in the Partnership to payment of a percentage of the proceeds of a sale of all or substantially all of the assets of the Partnership. In connection with the Exchange, Caratec, the successor to CRX's limited partnership interest in the Partnership, will exchange its right to receive various payments from the Partnership and its limited partnership interest for 1,776,250 shares of Common Stock. This transaction will result in a non-cash expense of $14,210,000 which equals the difference between the value of the Common Stock issued to Caratec and its basis in the Partnership. The resulting charge to accumulated deficit will be offset by a credit to additional paid-in capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and "Principal and Selling Stockholders."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of July 31, 1996, assuming the consummation of the Exchange as of that date, by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Selling Stockholder (iii) each of the Named Officers, (iv) each of the Company's directors and (v) all directors and executive officers of the Company as a group:

                                       SHARES
                                    BENEFICIALLY                    SHARES
                                        OWNED                    BENEFICIALLY
                                      PRIOR TO                       OWNED
                                     OFFERING(1)                AFTER OFFERING
                                  -----------------   SHARES   -----------------
NAME OF BENEFICIAL OWNER           NUMBER   PERCENT  TO BE SOLD  NUMBER  PERCENT
- ------------------------          --------- ------- ---------- --------- -------
 Rolf D. Schmidt(2).............. 3,026,831  31.5%       --    3,026,831  24.9%
 F. William Schmidt(3)........... 3,026,831  31.5%       --    3,026,831  24.9%
 Caratec, L.L.C.(4).............. 1,776,250  18.5%   450,000   1,326,250  10.9%
 Robert V. Toni(5)...............   733,320   7.6%       --      733,320   6.0%
 J. Blount Swain(5)..............   488,610   5.1%       --      488,610   4.0%
 Jeffrey G. Clark(5).............   488,020   5.1%       --      488,020   4.0%
 Joe B. Barefoot(5)(6)...........   367,247   3.8%       --      367,247   3.0%
 Dennis C. Carey(5)..............    12,500    *         --       12,500    *
 Michael K. Lorelli(5)...........    12,500    *         --       12,500    *
 Randy H. Thurman(5).............    12,500    *         --       12,500    *
 All directors and executive
  officers as a group
  (9 persons)(7)................. 7,568,447  78.2%       --    7,568,447  61.9%

- --------
* Less than 1%.
 (1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares of Common Stock indicated assumes the Exchange has been consummated as of July 31, 1996 and includes shares of Common Stock issuable upon the exercise of stock options to be outstanding upon the Exchange or exercisable within 60 days after the Exchange.
 (2) The address of the stockholder is 205 Sweltzer Road, Sinking Springs, PA 19608. Includes 2,246,945 shares held by Cacoosing Partners, L.P., a limited partnership of which Mr. Rolf D. Schmidt is the sole general partner, and for which shares he is deemed to have sole voting and investing power. Also includes 599,912 shares held by OMI Partners, L.P., a limited partnership of which Rolf D. Schmidt and F. William Schmidt are the sole general partners, and for which shares they are deemed to share voting and investment power.

 (3) The address of the stockholder is 534 Ridge Avenue, Ephrata, PA 17522. Includes 2,246,945 shares held by Triangle Partners, L.P., a limited partnership of which Mr. F. William Schmidt is the sole general partner, and for which shares he is deemed to have sole voting and investing power. Also includes 599,912 shares held by OMI Partners, L.P., a limited partnership of which Rolf D. Schmidt and F. William Schmidt are the sole general partners, and for which shares they are deemed to share voting and investment power.

 (4) The address of the stockholder is 206 Erskine Court, Cary, NC 27511. Caratec is a limited liability company which held a limited partnership interest in Tri-Point Medical L.P. prior to the Exchange. CRX and the stockholders of CRX are members of Caratec.

 (5) Includes the following shares of Common Stock issuable upon the exercise of stock options to be outstanding upon the Exchange or exercisable within 60 days after the Exchange: Mr. Robert V. Toni--

   13,320; Mr. J. Blount Swain--8,610; Mr. Jeffrey G. Clark--8,020; Mr. Joe B. Barefoot--6,092; Mr. Dennis C. Carey--12,500; Mr. Michael K. Lorelli-- 12,500; and Mr. Randy H. Thurman--12,500.

 (6) Includes 1,155 shares of Common Stock issuable upon the exercise of stock options to be outstanding upon the Exchange or exercisable within 60 days after the Exchange by Ms. Debra Genovese-Barefoot. Ms. Genovese-Barefoot is the spouse of Mr. Joe B. Barefoot. Mr. Barefoot disclaims beneficial ownership of such shares.

 (7) Includes 74,697 shares of Common Stock issuable upon the exercise of stock options to be outstanding upon the Exchange or exercisable within 60 days after the Exchange.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 37,000,000 shares, including 35,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Immediately after the sale of the 3,000,000 shares of Common Stock offered hereby, there will be issued and outstanding 12,150,000 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast, with the Board of Directors being divided into three classes, as nearly equal in number as possible, initially of two directors each, each class of which, after a transitional period, will serve for a term of three years and until their successors have been elected and qualified. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election and may exert considerable influence over the management and policies of the Company. The Company's Restated Certificate of Incorporation (the "Certificate") may generally be amended as permitted by law. However, certain fundamental transactions, including the amendment of certain anti-takeover provisions in the Certificate, amendment of the By-Laws by the stockholders, the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, or the merger, consolidation, division, reorganization, recapitalization, dissolution, liquidation or winding up of the Company, require either: (i) the affirmative vote of 75% of the directors then in office and the minimum affirmative vote of the stockholders entitled to vote thereon required by law and the express terms of any class or series of shares or (ii) the affirmative vote of the holders of 75% of the voting power of all then outstanding shares entitled to vote in the election of directors, voting as a single class, and, in addition, the affirmative vote of the number of shares of any class or series, if any, as shall at the time of such approval be required by law or the express terms of any such class or series of shares. Except as otherwise required by law, all other matters are determined by a majority of the votes cast. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock (none of which is currently outstanding). Upon the liquidation, dissolution or winding up of the Company, subject to any preferential liquidation rights of outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The shares of Common Stock which will be outstanding upon the consummation of the Exchange and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. See "Risk Factors--Control by Existing Stockholders; Anti-Takeover Provisions" and""--Preferred Stock."

PREFERRED STOCK

  The Company also has authorized 2,000,000 shares of Preferred Stock which the Board of Directors has discretion to issue in such series and with such preferences and rights as it may designate without the approval of the holders of Common Stock. Such preferences and rights may be superior to those of the holders of Common Stock. For example, the holders of Preferred Stock may be given a preference in payment upon liquidation of the Company, or for the payment or accumulation of dividends before any distributions are made to the holders of Common Stock. As of the date of this Prospectus, no Preferred Stock has been designated or issued by the Company, and the Company has no plans, agreements or understandings for the issuance of any shares of Preferred Stock. For a description of the possible anti-takeover effects of the Preferred Stock, see "Risk Factors--Control by Existing Stockholders; Anti-Takeover Provisions" and "--Certain Anti-Takeover Provisions."

LIMITATION OF LIABILITY

  The Company's Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

  The Company has applied for directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts to be effective contemporaneously with this Offering. At present, there is no pending litigation or proceeding, and the Company is not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the Certificate or By-Laws.

CERTAIN ANTI-TAKEOVER PROVISIONS

 Classified Board and Other Matters

  The Company's Board of Directors is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. Under the Delaware General Corporation Law and the provisions of the Certificate, stockholders may remove a director only for cause and, in accordance with the Certificate, only with the approval of 75% of the voting power of the then outstanding shares entitled to vote in the election of directors, voting as a single class. Vacancies on the Board of Directors may be filled only by a vote of the majority of the directors then in office, though less than a quorum, or by a sole remaining director. The Certificate and the By-Laws provide that special meetings of stockholders of the Company may be called only by the Board of Directors or the Chairman of the Board. The Certificate and By-Laws also provide that no action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders of the Company may be taken without a meeting. The classification of the Board of Directors, the limitations on the removal of directors and the filling of vacancies, and the prohibitions against calling of special meetings by stockholders and stockholder action without a meeting could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of the Company.

  In addition, the Company's supermajority voting provisions for certain fundamental corporate transactions, including, among others, amendment of certain anti-takeover provisions in the Certificate and amendment of the By-Laws by the stockholders, and the ability of the Board of Directors to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for stockholder approval, which Preferred Stock, among other things, may be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company, may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Risk Factors--Control by Existing Stockholders; Anti-Takeover Provisions," "--Common Stock" and "--Preferred Stock."

 Section 203 of Delaware General Corporation Law

  Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation. The prohibition is for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. See "Risk Factors--Control by Existing Stockholders; Anti-Takeover Provisions."

REGISTRATION RIGHTS

  Pursuant to two registration rights agreements that will become effective upon the consummation of the Exchange, the Company has granted to the holders of 9,270,000 shares of Common Stock (the "Registrable Securities") certain rights with respect to the registration of the Registrable Securities under the Securities Act. Of the 9,270,000 shares subject to such registration rights, 450,000 shares of Common Stock are to be sold by the Selling Stockholder in the Offering. See "Principal and Selling Stockholders."

  Pursuant to a registration rights agreement, Caratec, which will be, upon the consummation of the Exchange, the holder of 1,776,250 shares of Common Stock (the "Caratec Registrable Securities"), may require, on two occasions during the five-year period commencing six months after the consummation of this Offering, that the Company register all or a portion of the Caratec Registrable Securities for public resale under the Securities Act, provided, among other limitations, that the anticipated aggregate gross proceeds will not be less than $100,000. Of the 1,776,250 shares subject to such registration rights, 450,000 shares are to be sold by Caratec in the Offering.

  Pursuant to a registration rights agreement with Rolf D. Schmidt, F. William Schmidt and three partnerships controlled by one or both of them, who will hold, upon the consummation of the Exchange, 179,974, 179,974, 2,246,945, 2,246,945 and 599,912 shares of Common Stock, respectively (the "Schmidt Registrable Securities"), and four employees of the Company who will hold, upon the consummation of the Exchange, 720,000, 480,000, 480,000 and 360,000 shares of Common Stock, respectively (the "Employee Registrable Securities"), each of the holders of the Schmidt Registrable Securities may require, on two occasions during the five-year period commencing six months after the consummation of this Offering, that the Company use its best efforts to register all or a portion of the Schmidt Registrable Securities held by such holder for public resale under the Securities Act, and each of the holders of the Employee Registrable Securities, subject to certain exceptions and limitations, may require, on one occasion after the later of (i) the expiration of six months after the consummation of this Offering or (ii) the termination of such employee's employment, that the Company use its best efforts to register all or a portion of such holder's Employee Registrable Securities for public resale under the Securities Act.

  In addition, in the event the Company elects to register any Common Stock under the Securities Act, either for its own account or for the account of any other stockholders, the Company, during the five-year period commencing six months after the consummation of the Offering, is required to notify the holders of the Caratec Registrable Securities, the Schmidt Registrable Securities and the Employee Registrable Securities (collectively, the "Registrable Securities") of the proposed registration and, subject to certain marketing and other limitations, is required, upon request, to use its best efforts to include in such registration any Registrable Securities requested to be included.

  All registration expenses under the registration rights agreements are to be borne by the Company and all selling expenses are to be borne by the holders of the securities being registered.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has not been any public market for the Common Stock. Except as described below, no shares of Common Stock outstanding prior to the Offering will be available for sale immediately after the Offering due to certain legal and contractual restrictions on resale. Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise capital at a time and on terms favorable to the Company.

  Of the 12,150,000 shares to be outstanding after this Offering (assuming that the Underwriters' over-allotment option is not exercised), 9,150,000 shares of Common Stock to be issued to certain stockholders in the Exchange and not sold in this Offering will constitute "restricted securities," as defined in Rule 144 under the Securities Act. Such securities may be sold only if registered under the Securities Act or sold in accordance with an available exemption from registration. These shares will be eligible for sale in the public market beginning two years after the Exchange, subject to the volume limitations and other requirements of Rule 144. Of the 9,150,000 shares, 7,493,750 shares of Common Stock will be held by "affiliates" of the Company, as defined in Rule 144(a). For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 121,500 shares after giving effect to this Offering), or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

  In addition, after the Offering, there will be outstanding options to purchase 550,000 shares of Common Stock, of which 132,500 will be fully vested and exercisable. An additional 450,000 shares are reserved for issuance under the Equity Compensation Plan. The Company intends to register the shares of Common Stock issuable and reserved for issuance under the Equity Compensation Plan as soon as practicable following the date of this Prospectus.

  All directors and executive officers and certain other stockholders of the Company who will beneficially own an aggregate 8,820,000 shares of Common Stock upon completion of this Offering, and the Company, with certain limited exceptions, have agreed, as described below under "Underwriting," with the Underwriters not to offer for sale, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

  Certain holders of 9,270,000 shares of Common Stock to be outstanding immediately prior to the Offering, of which 450,000 shares are to be sold by the Selling Stockholder in the Offering, will be entitled to certain registration rights with respect to such shares, which registration rights will become effective contemporaneously with the Offering. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. Such rights may not be exercised prior to the expiration of 180 days from the date of this Prospectus. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Sands Brothers & Co., Ltd. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholder, and the Company and the Selling Stockholder have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   Lehman Brothers Inc. ..............................................   945,000
   Sands Brothers & Co., Ltd. ........................................   945,000
   Alex, Brown & Sons Incorporated....................................    80,000
   Cowen & Company....................................................    80,000
   A.G. Edwards & Sons, Inc. .........................................    80,000
   Montgomery Securities..............................................    80,000
   Oppenheimer & Co., Inc.............................................    80,000
   UBS Securities LLC.................................................    80,000
   Wasserstein Perella Securities, Inc................................    80,000
   Equitable Securities Corporation...................................    50,000
   Interstate/Johnson Lane Corporation................................    50,000
   M.H. Meyerson & Co., Inc...........................................    50,000
   Needham & Company, Inc. ...........................................    50,000
   Pennsylvania Merchant Group Ltd ...................................    50,000
   Piper Jaffray Inc..................................................    50,000
   Principal Financial Securities, Inc. ..............................    50,000
   Scott & Stringfellow, Inc..........................................    50,000
   Starr Securities, Inc. ............................................    50,000
   Tucker Anthony Incorporated........................................    50,000
   Wheat, First Securities, Inc.......................................    50,000
                                                                       ---------
       Total.......................................................... 3,000,000
                                                                       =========

  The Company and the Selling Stockholder have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page hereof, and to certain dealers at such initial public offering price less a selling concession not in excess of $0.30 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission (the "Commission") and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel, the Selling Stockholder and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

  The Company, the Selling Stockholder and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company has granted to the Underwriters an option to purchase up to an additional 450,000 shares of Common Stock, exercisable solely to cover over-allotments, at the initial public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed to purchase a number of the additional shares of Common Stock proportionate to each Underwriter's initial commitment as indicated in the preceding table.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  All directors and executive officers and certain other stockholders of the Company who will beneficially own an aggregate 8,820,000 shares of Common Stock upon completion of this Offering have agreed not to offer for sale, sell or otherwise dispose of (or enter into any transaction that is designed to result in the disposition of), directly or indirectly, other than to the Underwriters pursuant to the Underwriting Agreement, shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Except for the Common Stock to be sold in the Offering, the Company has agreed, with certain limited exceptions relating to the grant of options and issuance of Common Stock pursuant to the Equity Compensation Plan, not to offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or expected to, result in the disposition at any time in the future of), directly or indirectly, any shares of Common Stock or other capital stock or any securities convertible into or exchangeable or exercisable for, or any rights to acquire, Common Stock or other capital stock, prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

  At the request of the Company, the Underwriters have reserved 210,000 shares of Common Stock for sale at the initial public offering price to certain of the Company's employees and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. If such reserved shares are not purchased by such employees and other persons, they will be offered by the Underwriters to the public upon the same terms and conditions set forth in this Prospectus.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined through negotiations between the Company and the Representatives. The material factors considered in determining the initial public offering price of the Common Stock, in addition to the prevailing market conditions, were the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of companies in related businesses.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are summaries of the material provisions thereof. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Copies of each contract or document referred to herein are filed as exhibits to the Registration Statement. Copies of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                          REPORTS TO SECURITY HOLDERS

  The Company intends to distribute to its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                             TRI-POINT MEDICAL L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-2
Financial Statements:
  Balance Sheet as of December 31, 1994 and 1995 and as of June 30, 1996
   (unaudited) and Pro Forma Balance Sheet as of June 30, 1996
   (unaudited)............................................................ F-3
  Statement of Operations for the years ended December 31, 1993, 1994 and
   1995 and for the six month periods ended June 30, 1995 and 1996
   (unaudited)............................................................ F-4
  Statement of Partners' Capital (Deficit) for the years ended December
   31, 1993, 1994 and 1995 and for the six month period ended June 30,
   1996 (unaudited)....................................................... F-5
  Statement of Cash Flows for the years ended December 31, 1993, 1994 and
   1995 and for the six month periods ended June 30, 1995 and 1996
   (unaudited)............................................................ F-6
  Notes to Financial Statements........................................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Tri-Point Medical L.P.

  In our opinion, the accompanying balance sheet and the related statements of operations, of partners' capital (deficit) and of cash flows present fairly, in all material respects, the financial position of Tri-Point Medical L.P. (the Partnership) at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Raleigh, North Carolina
June 3, 1996

                             TRI-POINT MEDICAL L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                                 BALANCE SHEET

                                    DECEMBER 31,                       JUNE 30,
                              -------------------------   JUNE 30,       1996
                                 1994          1995         1996       PRO FORMA
                              -----------  ------------  -----------  -----------
                                                         (UNAUDITED)  (UNAUDITED)
      ASSETS (NOTE 6)
Current assets:
  Cash......................  $    30,038  $     19,698  $2,308,807   $2,308,807
  Accounts receivable (Note
   8).......................      129,710       266,253      15,607       15,607
  Inventories (Note 4)......      119,319       119,158     141,075      141,075
  Prepaid expenses..........       22,625        26,918     639,548      639,548
                              -----------  ------------  ----------   ----------
    Total current assets....      301,692       432,027   3,105,037    3,105,037
                              -----------  ------------  ----------   ----------
Furniture, fixtures and
 equipment (Note 3).........      433,123       417,887     510,817      510,817
Less--accumulated
 depreciation and
 amortization...............     (148,724)     (142,083)   (155,241)    (155,241)
                              -----------  ------------  ----------   ----------
                                  284,399       275,804     355,576      355,576
                              -----------  ------------  ----------   ----------
Intangible assets, net of
 accumulated amortization of
 $295,063 and $326,441 at
 December 31, 1994 and 1995,
 respectively, and $331,678
 at June 30, 1996 (Note 5)..      198,001       200,164     225,248      225,248
                              -----------  ------------  ----------   ----------
    Total assets............  $   784,092  $    907,995  $3,685,861   $3,685,861
                              ===========  ============  ==========   ==========
 LIABILITIES AND PARTNERS'
      CAPITAL (DEFICIT)
Current liabilities:
  Accounts payable..........  $   184,886  $    513,717  $1,096,556   $1,096,556
  Accrued payroll and
   vacation.................       54,353        28,023      69,280       69,280
  Deferred revenue (Note
   10)......................          --         77,794   1,069,358    1,069,358
  Payable to CRX Medical,
   Inc. and Caratec, L.L.C.
   (Note 2).................       70,263       195,275         454          454
  Capital lease obligations
   (Note 7).................        2,012        11,956       6,155        6,155
                              -----------  ------------  ----------   ----------
    Total current
     liabilities............      311,514       826,765   2,241,803    2,241,803
Notes payable to Sharpoint
 Development Corporation
 (Notes 6 and 10)...........    7,846,800    10,062,300         --           --
Accrued interest payable to
 Sharpoint Development
 Corporation (Notes 6 and
 10)........................          --        842,857         --           --
Capital lease obligations
 (Note 7)...................        3,563        25,899      25,899       25,899
                              -----------  ------------  ----------   ----------
    Total liabilities.......    8,161,877    11,757,821   2,267,702    2,267,702
                              -----------  ------------  ----------   ----------
Partners' capital
 (deficit)..................   (7,377,785)  (10,849,826)  1,418,159          --
Common stock, $.01 par
 value, 35,000,000 shares
 authorized, 9,600,000
 shares issued and
 outstanding................          --            --          --        96,000
Additional paid-in capital..          --            --          --     1,322,159
                              -----------  ------------  ----------   ----------
    Total partners' capital
     (deficit) and
     stockholders' equity...   (7,377,785)  (10,849,826)  1,418,159    1,418,159
                              -----------  ------------  ----------   ----------
    Total liabilities and
     partners' capital
     (deficit) and
     stockholders' equity...  $   784,092  $    907,995  $3,685,861   $3,685,861
                              ===========  ============  ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                             TRI-POINT MEDICAL L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENT OF OPERATIONS

                                                                       SIX MONTH
                                                                      PERIOD ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  -----------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  ----------
                                                                      (UNAUDITED)
Product sales (Note 8)..  $ 1,047,868  $ 1,478,109  $ 1,380,081  $   617,635  $  192,703
License and product
 development revenues
 (Notes 8 and 10).......      161,551       25,000          --           --    3,500,000
                          -----------  -----------  -----------  -----------  ----------
  Total revenues........    1,209,419    1,503,109    1,380,081      617,635   3,692,703
                          -----------  -----------  -----------  -----------  ----------
Cost of products sold...      366,239      527,644      530,546      260,788     173,291
                          -----------  -----------  -----------  -----------  ----------
  Gross profit..........      843,180      975,465      849,535      356,847   3,519,412
                          -----------  -----------  -----------  -----------  ----------
Research, development
 and regulatory affairs
 expenses...............      862,758    1,230,771    1,637,241      747,906   1,339,308
Selling and
 administrative expenses
 (Note 1)...............    1,036,900    1,366,603    5,088,979      628,085   1,014,091
Payments to CRX Medical,
 Inc. and Caratec,
 L.L.C. ................      150,000      150,000      250,000      175,000     287,908
                          -----------  -----------  -----------  -----------  ----------
  Total operating
   expenses.............    2,049,658    2,747,374    6,976,220    1,550,991   2,641,307
                          -----------  -----------  -----------  -----------  ----------
Income (loss) from
 operations.............   (1,206,478)  (1,771,909)  (6,126,685)  (1,194,144)    878,105
Interest expense to
 Sharpoint Development
 Corporation, net of
 $46,543 interest income
 for the six month
 period ended June 30,
 1996...................      341,559      442,783      845,356      396,194      93,336
                          -----------  -----------  -----------  -----------  ----------
Net income (loss).......  $(1,548,037) $(2,214,692) $(6,972,041) $(1,590,338) $  784,769
                          ===========  ===========  ===========  ===========  ==========
Unaudited pro forma data
 (Note 9):
Net income (loss) per
 common share...........                            $      (.69)              $      .08
                                                    ===========               ==========
Weighted average common
 shares outstanding.....                             10,150,000               10,150,000
                                                    ===========               ==========



   The accompanying notes are an integral part of these financial statements.

                             TRI-POINT MEDICAL L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                    STATEMENT OF PARTNERS' CAPITAL (DEFICIT)
  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE SIX MONTH PERIOD ENDED
                       JUNE 30, 1996 (UNAUDITED) (NOTE 1)

                                   PARTNERS' CAPITAL (DEFICIT)
                          ---------------------------------------------
                          GENERAL PARTNER       LIMITED PARTNERS
                          --------------- -----------------------------
                             SHARPOINT
                            DEVELOPMENT
                            CORPORATION    EMPLOYEES  CRX MEDICAL, INC.    TOTAL
                          --------------- ----------- ----------------- ------------
BALANCE AT JANUARY 1,
 1993...................   $ (3,616,056)          --       $1,000       $ (3,615,056)
Net loss................     (1,548,037)          --          --          (1,548,037)
                           ------------   -----------      ------       ------------
BALANCE AT DECEMBER 31,
 1993...................     (5,164,093)          --        1,000         (5,163,093)
Net loss................     (2,214,692)          --          --          (2,214,692)
                           ------------   -----------      ------       ------------
BALANCE AT DECEMBER 31,
 1994...................     (7,378,785)          --        1,000         (7,377,785)
Capital contribution....            --    $ 3,500,000         --           3,500,000
Net loss................     (6,972,041)          --          --          (6,972,041)
                           ------------   -----------      ------       ------------
BALANCE AT DECEMBER 31,
 1995...................    (14,350,826)    3,500,000       1,000        (10,849,826)
Conversion of debt and
 accrued interest to
 partners' capital (Note
 9) (unaudited).........     11,483,216           --          --          11,483,216
Net income (unaudited)..        557,185       227,584         --             784,769
                           ------------   -----------      ------       ------------
BALANCE AT JUNE 30, 1996
 (UNAUDITED)............   $ (2,310,425)  $ 3,727,584      $1,000       $  1,418,159
                           ============   ===========      ======       ============



   The accompanying notes are an integral part of these financial statements.

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENT OF CASH FLOWS

                                                                       SIX MONTH
                                                                      PERIOD ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  -----------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  ----------
                                                                      (UNAUDITED)
Cash flows from
 operating activities:--
 Net income (loss)......  $(1,548,037) $(2,214,692) $(6,972,041) $(1,590,338) $  784,769
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided (used) by
  operating activities:
  Amortization expense..       65,438       66,555       31,378       33,547       5,237
  Depreciation expense..       41,984       43,817       51,208       23,474      24,696
  Employee Limited
   Partnership
   interest.............          --           --     3,500,000          --          --
  Net loss on disposals
   of fixed assets......       18,302        4,129       55,161          --       12,051
  Net loss on disposals
   of intangibles.......          --           --        13,559          --          --
  Change in accounts
   receivable...........      (30,434)      57,659     (136,543)     110,850     250,646
  Change in
   inventories..........      (53,326)     (23,223)         161       25,515     (21,917)
  Change in prepaid
   expenses.............        7,745      (13,736)      (4,293)       7,786    (612,630)
  Change in accounts
   payable and accrued
   expenses.............      (32,813)     126,648      302,501      (41,912)    624,096
  Change in deferred
   revenue..............          --           --        77,794          --      991,564
  Change in accrued
   payable to CRX
   Medical, Inc. and
   Caratec, L.L.C. .....      (36,512)     (24,026)     125,012       74,904    (194,820)
  Change in accrued
   interest due to
   Sharpoint Development
   Corporation..........      341,693      442,775      842,857      395,169     138,058
                          -----------  -----------  -----------  -----------  ----------
Net cash provided (used)
 by operating
 activities.............   (1,225,960)  (1,534,094)  (2,113,246)    (961,005)  2,001,750
                          -----------  -----------  -----------  -----------  ----------
Cash flows from
 investing activities:
 Additions to furniture,
  fixtures and
  equipment.............      (60,186)     (69,771)     (97,774)     (53,559)   (116,519)
 Additions to intangible
  assets................      (18,583)     (66,424)     (47,100)     (13,109)    (30,321)
                          -----------  -----------  -----------  -----------  ----------
Net cash used by
 investing activities...      (78,769)    (136,195)    (144,874)     (66,668)   (146,840)
                          -----------  -----------  -----------  -----------  ----------
Cash flows from
 financing activities:
 Proceeds from notes
  payable to Sharpoint
  Development
  Corporation...........    1,290,000    1,683,500    2,215,500    1,020,001     440,000
 Change in capital lease
  obligation............          --         5,575       32,280          --       (5,801)
                          -----------  -----------  -----------  -----------  ----------
Net cash provided by
 financing activities...    1,290,000    1,689,075    2,247,780    1,020,001     434,199
                          -----------  -----------  -----------  -----------  ----------
Increase (decrease) in
 cash...................      (14,729)      18,786      (10,340)      (7,672)  2,289,109
Cash at beginning of
 period.................       25,981       11,252       30,038       30,038      19,698
                          -----------  -----------  -----------  -----------  ----------
Cash at end of period...  $    11,252  $    30,038  $    19,698  $    22,366  $2,308,807
                          ===========  ===========  ===========  ===========  ==========

  Non-Cash Transactions:
    On December 31, 1994, accrued interest of $931,641 was converted to long-term debt.
    On December 31, 1995, the partnership agreement was amended to admit a new class of limited partners. The fair value of the partnership interest was reflected as a contribution to partners' capital.
    On March 29, 1996, notes payable of $10,502,301 and related accrued interest of $980,915 was converted to partners' capital.

  The accompanying notes are an integral part of these financial statements.

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

  Tri-Point Medical L.P. (the Partnership) was organized on May 10, 1990 to develop, commercialize and manufacture, principally in the U.S., a line of medical adhesives (cyanoacrylates) used primarily for human and veterinary wound closure. Sharpoint Development Corporation (SDC), the general partner, contributed $350,000 in cash for its general partner interest. SDC has provided financing for the Partnership through various notes payable (Note 6).

  The Partnership purchased the assets and product technology of CRX Medical, Inc. (CRX) in 1990 for $700,000 and a limited partnership interest. The purchase price was allocated as follows:

     Inventories...................................................... $ 37,351
     Property and equipment...........................................  248,637
     Patents and trademarks...........................................  281,500
     Non-compete agreements...........................................  100,000
     Organization costs...............................................   10,000
     Goodwill.........................................................   15,000
     Prepaid expense..................................................    7,512
                                                                       --------
                                                                       $700,000
                                                                       ========

  CRX contributed $1,000 for its limited partnership interest. The partnership agreement requires that a percentage of the proceeds received by the Partnership or its successors upon the sale of all or substantially all of the net assets of the Partnership or its successors be paid to CRX (see unaudited pro forma information in Note 9). The partnership agreement also stipulates that CRX will receive payments based on net sales volume and gross margin, subject to annual minimum amounts (see related parties section in Note 2).

  On December 31, 1995, the partnership agreement was amended to admit certain employee limited partners as a new class of limited partners who are entitled to receive 28.5% of partnership income after payments to CRX. The general partner receives the remainder of the income and all losses of the Partnership. For financial statement purposes, compensation expense classified as selling and administrative expenses and contributed capital in the amount of $3,500,000 were recognized as of December 31, 1995 representing the estimated fair value of the partnership interest granted to the employee limited partners.

  During 1995, approximately ninety-five percent of the Partnership's revenues were from domestic sales; the remaining five percent was earned from the western European market. Human products generated approximately seventy-five percent of revenues while veterinary products comprised the remaining twenty-five percent.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 Furniture, fixtures and equipment

  Furniture, fixtures and equipment are stated at cost. Depreciation expense is computed using the straight-line method over estimated useful lives ranging between four and ten years. Expenditures for repairs and maintenance are charged to expense as incurred.

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 Intangible assets

  Amounts incurred to secure patents and the estimated fair value of registered patents acquired from CRX are capitalized and amortized over the remaining life of the patent on a straight-line basis. Costs are capitalized until either the related patent is accepted, in which case it is amortized, or it is rejected and written off. Other intangible assets acquired from CRX were amortized over a five year life on a straight-line basis.

  Costs associated with the organization and formation of the Partnership, primarily legal costs, were capitalized and amortized over a five year period.

 Income taxes

  No provision for federal or state income taxes is necessary in the financial statements of the Partnership for the years ended December 31, 1993, 1994 or 1995 because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the partners. A provision for federal or state income tax for the six months ended June 30, 1996 is not considered necessary since Tri-Point Medical Corporation (Note 10) does not expect to have a tax liability for the full year ending December 31, 1996. The Partnership's results of operations for the years ended December 31, 1993, 1994 and 1995 reflect a net loss for each period. However, if the Partnership presented a pro forma tax provision or benefit as if it had been a taxable entity since January 1, 1993 with the losses reported in those periods, the deferred tax asset that might be recorded as a result of net operating losses under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," would be offset by a related valuation allowance because realization of the asset is not probable. Accordingly, no pro forma tax provision or benefit would be recognized for these periods.

  The tax returns of the Partnership are subject to examination by federal and state tax authorities. If such examinations occur and result in changes with respect to the Partnership's qualification or to distributable Partnership income or loss, the tax liability of the respective partners would be changed accordingly.

  Significant differences between the Partnership's financial statement basis and the tax basis are as follows:

    The financial statement basis loss exceeds the tax basis loss by approximately $3,900,000 for the year ended December 31, 1995, which is primarily due to the non-deductibility of certain expenses for tax purposes.

    The Partnership's net assets on a tax basis exceed those reported under the financial statement basis by approximately $200,000 at December 31, 1995. The difference can be attributed to temporary tax deduction differences.

    The partners' capital account in total is the same for both financial statement and tax reporting.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Related parties

  The Partnership had notes payable to its general partner, SDC, until March 29, 1996. Details of the debt agreements are summarized in Note 6.

  Beginning in 1992, CRX, a limited partner, received payments of 4% of adjusted net sales of veterinary products. CRX also received a minimum of 2% and a maximum of 8% of adjusted net sales of human products depending on the gross margin on those sales. At the end of 1992, 1993 and 1994, such percentage-based payments to CRX were less than $150,000, the stipulated minimum, and the difference was paid at that time.

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
For each year thereafter, such payments to CRX were required to be no less than $250,000 until the Partnership terminates in 2020 (see unaudited pro forma information in Note 9). These payments were expensed in the period earned.

  For tax purposes, CRX was allocated net income up to the amount of payments received as described above. The general partner and employee limited partners were allocated the remainder of any net income after allocation to CRX. The general partner is allocated 100% of all losses.

  During 1993, 1994 and 1995, the Partnership paid a consulting fee to an individual who is also a shareholder of CRX amounting to $108,660, $116,390 and $20,510, respectively.

 Fair value of financial instruments

  As required by Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," the estimated fair value of current assets and current liabilities approximates the financial statement carrying value at December 31, 1995.

  The estimated fair value of the notes payable to SDC cannot be readily determined since the notes are payable to a related party who is also the general partner. See Note 6 for the carrying amount, interest rate and maturity dates of the notes payable.

 Interim financial information

  Interim financial information for the six month periods ended June 30, 1995 and 1996 included herein is unaudited; however, in the opinion of the Partnership, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the six months ended June 30, 1996 are not indicative of the results to be expected for the year.

 Recently Issued Accounting Standards

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), was issued in March 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted SFAS 121 effective January 1, 1996; the adoption of this statement did not have a material impact on its results of operations or financial position.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued in October 1995. SFAS 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options and stock-based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), with pro forma disclosures of net income and net income per share as if the fair value method had been applied. Tri-Point Medical Corporation intends to continue to apply APB 25 for future stock options and stock-based awards; consequently, SFAS 123 will not have an impact on the Company's results of operations or financial positions.

 Reclassifications

  Certain prior year balances have been reclassified to conform to the current year presentation.

                             TRI-POINT MEDICAL L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. FURNITURE, FIXTURES AND EQUIPMENT

  Furniture, fixtures and equipment includes the following:

                                                 DECEMBER 31,
                                              --------------------   JUNE 30,
                                                1994       1995        1996
                                              ---------  ---------  -----------
                                                                    (UNAUDITED)
Furniture and equipment.....................  $ 129,406  $ 134,327   $ 168,073
Machinery and equipment.....................    269,442    208,273     259,649
Leasehold improvements......................     27,609     27,405      35,213
Machinery and equipment under capital leases
 (Note 7)...................................      6,666     47,882      47,882
                                              ---------  ---------   ---------
                                                433,123    417,887     510,817
Accumulated depreciation and amortization...   (148,724)  (142,083)   (155,241)
                                              ---------  ---------   ---------
                                              $ 284,399  $ 275,804   $ 355,576
                                              =========  =========   =========

4. INVENTORY

  Inventory includes the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1994     1995      1996
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
Packaging......................................... $ 42,205 $ 34,574  $ 41,386
Raw materials.....................................   22,624   22,840    25,564
Work-in-process...................................   32,103   45,408    46,895
Finished goods....................................   22,387   16,336    27,230
                                                   -------- --------  --------
                                                   $119,319 $119,158  $141,075
                                                   ======== ========  ========

5. INTANGIBLES

  Intangible assets include the following:

                                               NON-COMPETE ORGANIZATION
                          PATENTS   TRADEMARKS AGREEMENTS     COSTS     GOODWILL   TOTAL
                          --------  ---------- ----------- ------------ --------  --------
Net book value at
 January 1, 1994........  $134,688   $10,889    $ 26,667     $ 21,805   $ 4,083   $198,132
1994 additions..........    66,424       --          --           --        --      66,424
1994 amortization.......   (19,244)   (8,000)    (20,000)     (16,311)   (3,000)   (66,555)
                          --------   -------    --------     --------   -------   --------
Net book value at
 December 31, 1994......   181,868     2,889       6,667        5,494     1,083    198,001
1995 additions..........    47,100       --          --           --        --      47,100
1995 disposals..........   (13,559)      --          --           --        --     (13,559)
1995 amortization.......   (15,245)   (2,889)     (6,667)      (5,494)   (1,083)   (31,378)
                          --------   -------    --------     --------   -------   --------
Net book value at
 December 31, 1995......   200,164       --          --           --        --     200,164
1996 additions (unau-
 dited).................    30,321       --          --           --        --      30,321
1996 amortization (unau-
 dited).................    (5,237)      --          --           --        --      (5,237)
                          --------   -------    --------     --------   -------   --------
Net book value at June
 30, 1996 (unaudited)...  $225,248       --          --           --        --    $225,248
                          ========   =======    ========     ========   =======   ========
Amortization period in
 years..................      5-17         5           5            5         5

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

6. NOTES PAYABLE AND RELATED ACCRUED INTEREST

  Notes payable consist of the following:

                                               DECEMBER 31,
                                          -----------------------  JUNE 30,
                                             1994        1995        1996
                                          ----------- ----------- -----------
                                                                  (UNAUDITED)
   Note payable to Sharpoint Development
    Corporation; interest payable
    annually on December 31 at 9.5%,
    principal payable on December 31,
    1997; secured by substantially all
    Partnership assets..................  $ 7,846,800 $ 7,846,800      --
   Various notes payable to Sharpoint
    Development Corporation; interest
    payable annually on December 31 at
    various rates ranging from 9.5% to
    9.75%, principal payable on various
    dates between January 1998 and
    December 1998; secured by
    substantially all Partnership
    assets..............................          --    2,215,500      --
                                          ----------- -----------   ------
                                          $ 7,846,800 $10,062,300      --
                                          =========== ===========   ======

  As of December 31, 1995, the Partnership had not paid any of the accrued interest; however, SDC has provided a waiver of this requirement until March 15, 1997. On March 29, 1996, notes payable of $10,502,301 and accrued interest of $980,915 were converted to partners' capital by SDC.

7. LEASES

  The Partnership leases office and manufacturing space and equipment under operating leases which expire at various dates through 1998. Rent expense related to these leases was approximately $88,000, $98,000 and $93,000 for 1993, 1994 and 1995, respectively. Rent expense for the six months ended June 30, 1995 and 1996 was approximately $52,442 and $59,513, respectively.

  The Partnership leases equipment under capital leases. The lease terms are four years and the Partnership has the option to purchase the equipment at the end of the leases.

  Future minimum lease payments under noncancellable capital leases and operating leases with initial or remaining terms of one year or more are as follows at December 31, 1995:

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
                                                              -------  ---------
   1996...................................................... $15,246  $119,302
   1997......................................................  14,078   125,271
   1998......................................................  12,436    80,953
   1999......................................................   2,206     2,569
                                                              -------  --------
   Total minimum lease payments..............................  43,966  $328,095
                                                                       ========
   Less amount representing interest.........................  (6,111)
                                                              -------
   Present value of future minimum lease payments............ $37,855
                                                              =======

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
8. MAJOR CUSTOMERS AND COMMITMENTS

  A seven year marketing agreement with Farnam Companies, Inc. (Farnam) was signed in December 1992. This agreement gives Farnam exclusive rights to market, sell and distribute the Partnership's veterinary products in North America.

  Revenues from Farnam aggregated approximately $402,000 or 33%, $400,000 or 27% and $370,000 or 27% of total revenue for the years ended December 31, 1993, 1994 and 1995, respectively, and approximately $202,000 or 33% and $188,000 or 5% of total revenue for the six months ended June 30, 1995 and 1996, respectively.

  The Partnership has a non-exclusive supply agreement with Procter & Gamble/ALZA, Partners for Oral Health Care (Procter & Gamble/ALZA) for Octyldent, an adhesive used in conjunction with a periodontal drug delivery product. Net revenues under this agreement amounted to approximately $-0-, $1,110,000 or 73% and $1,010,000 or 73% of total revenues during 1993, 1994 and 1995, respectively, and approximately $416,000 or 67% and $5,000 or .1% of total revenues for the six months ended June 30, 1995 and 1996, respectively. Accounts receivable related to these revenues were approximately $45,000 and $243,500 at December 31, 1994 and 1995, respectively. In March 1994, the Partnership entered into an agreement with On-Site Therapeutics, Inc. (On-
Site) for exclusive services to identify purchasers of Octyldent. Under this agreement, On-Site receives a 5% royalty on net sales of Octyldent up to a cumulative maximum royalty amount of $1,500,000. Amounts paid during 1993, 1994 and 1995 were $375, $55,675 and $50,686, respectively, and $21,049 and
$50 for the six months ended June 30, 1995 and 1996, respectively.

  Two customers other than Farnam or Procter & Gamble/ALZA accounted for approximately $250,000 or 20% of total revenues during 1993.

9. UNAUDITED PRO FORMA INFORMATION

  On May 31, 1996, a contribution and exchange agreement was executed among SDC, assignees of SDC's economic interest in the Partnership, Caratec, L.L.C. (Caratec), the successor to CRX's limited partnership interest, and the employee limited partners whereby each of these parties exchanged their Partnership interests for shares of Common Stock of the Company (see Note 10), subject to the completion of an initial public offering by the Company. Under this agreement, individuals and entities representing SDC, Caratec and the employee limited partners will receive 5,453,750, 1,776,250 and 2,370,000 shares of Common Stock of the Company, respectively. In conjunction with the issuance to Caratec of Common Stock in the Company, Caratec has agreed to surrender its rights to receive a percentage of sales-based payments (Note 2) and a percentage of capital transaction proceeds (Note 1). The Company will record a non-cash expense related to this issuance of $14,210,000 which will be offset by a credit to additional paid-in capital.

  Pro forma net income (loss) per share includes the effect of the exchange and Common Stock equivalents for stock options granted at prices below the anticipated initial public offering price per share in the twelve months preceding the offering as if outstanding for all periods presented.

  A tax provision related to the unaudited pro forma results of operations for the six month period ended June 30, 1996 is not considered necessary because Tri-Point Medical Corporation does not expect to have a tax liability for the full year ending December 31, 1996.

10. SUBSEQUENT EVENTS

  Tri-Point Medical Corporation (the Company) was incorporated on February 20, 1996 as a wholly-owned subsidiary of Tri-Point Medical L.P. and all of the assets of Tri-Point Medical L.P. were transferred at net book value to the Company on March 1, 1996. The Company also assumed all liabilities of Tri-Point Medical L.P. except for the indebtedness to SDC and accrued interest thereon.

                            TRI-POINT MEDICAL L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  On March 20, 1996, the Company entered into an eight-year exclusive supply and distribution rights agreement with Ethicon, Inc. (Ethicon), a subsidiary of Johnson & Johnson, whereby the Company will supply Ethicon with a product for human topical wound closure. In consideration, Ethicon paid the Company $4,500,000 and agreed to pay additional amounts upon written notification of U.S. regulatory approval for the product. Of the $4,500,000, $3,500,000 is a non-refundable licensing fee and $1,000,000 will be offset against either future product purchases or royalties to be paid by Ethicon on product sales and has been classified as deferred revenue on the accompanying balance sheet. Ethicon also agreed to advance the Company additional amounts for direct costs incurred in connection with clinical studies of the product, which amounts will be credited against future royalties to be paid by Ethicon. Upon U.S. or European Community approval of the product, Ethicon is obligated to purchase certain minimum quantities annually at a predetermined price based on average selling prices.

  On March 29, 1996, notes payable and related accrued interest to SDC in the amounts of $10,502,301 and $980,915, respectively, were contributed to partners' capital.

  The Company entered into employment agreements with four officers in May 1996 which provide for aggregate annual base compensation of approximately $580,000 plus performance-based bonuses. The term of each agreement is from May 1, 1996 to May 31, 1999, with automatic one-year extensions unless 60 days' prior notice is given by either party.

  In May 1996 the Company entered into a five-year agreement with a consultant which provides for annual compensation of $120,000 and includes a grant of options for 50,000 shares of Common Stock under the Equity Compensation Plan.

  On May 28, 1996, the Company adopted an Equity Compensation Plan which provides for grants of stock options to selected officers, directors, employees and consultants. The Company expects to grant options for 550,000 shares of Common Stock in connection with a planned 1996 initial public offering of Common Stock which will result in compensation expense because such options will have exercise prices below market value. Based upon the expected vesting schedules, such expense will aggregate approximately $1,500,000 with $323,000 recognized upon consummation of the offering, $304,000 per year over the first two years and $285,000 per year over the next two years.

TraumaSeal and Nexacryl will not be
commercially available in the U.S. until
FDA approvals are received. There is no             [LOGO OF TRI-POINT MEDICAL
assurance of such approvals.                         CORPORATION APPEARS HERE]

                            EMERGENCY ROOM


                                                TRAUMASEAL
       [PHOTO OF CHILD         [PHOTO OF        TraumaSeal closes wounds with
        WITH PARENT AT       APPLICATION OF     an easily-applied liquid ad-
       EMERGENCY ROOM         TRAUMASEAL        hesive. TraumaSeal does not
        APPEARS HERE]         APPEARS HERE]     require injections of anes-
                                                thetics, suturing procedures,
                                                adhesive tape or antibiotic
                                                ointment. Patients do not
                                                have to make return visits to
                                                have stitches removed.

                                                    OPERATING ROOM
                            TRAUMASEAL
                            The Company is in-
                            vestigating the use     [PHOTO OF      [PHOTO OF
                            of TraumaSeal for    OPERATING ROOM  APPLICATION OF
                            the closure of sur-   APPEARS HERE]    TRAUMASEAL
                            gical wounds. The                    APPEARS HERE]
                            Company believes
                            that an adhesive
                            surgical closure
                            can reduce pain and
                            discomfort for pa-
                            tients--and trans-
                            late into less time
                            spent in the oper-
                            ating room for pa-
                            tients and medical
                            staff.

      [PHOTO OF DOCTOR
        APPEARS HERE]                                      PERIODONTAL
                            OCTYLDENT
                            Tri-Point's
                            Octyldent periodon-
                            tal adhesive is a
                            topical sealant
                            used in conjunction
                            with a site spe-
                            cific sustained re-   [PHOTO OF         [PHOTO OF
                            lease anti-bacte-    PERIODONTIST     APPLICATION OF
                            rial drug therapy    WITH PATIENT       OCTYLDENT
                            to treat adult       APPEARS HERE]     APPEARS HERE]
                            periodontal dis-
                            ease.


                            OPHTHALMOLOGY
                                                NEXACRYL
                                                Nexacryl is a topi-
                                                cal sealant to be
          [PHOTO OF            [PHOTO OF        used in the repair
        APPLICATION OF      OPHTHALMOLOGIST     of corneal ulcers
          NEXACRYL           WITH PATIENT       and abrasions.
        APPEARS HERE]        APPEARS HERE]



       Various medical supplies depicted are not products of the Company.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  23
Management...............................................................  38
Certain Transactions.....................................................  44
Prior Partnership Status.................................................  45
Principal and Selling Stockholders.......................................  46
Description of Capital Stock.............................................  48
Shares Eligible for Future Sale..........................................  51
Underwriting.............................................................  52
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  54
Reports to Security Holders..............................................  54
Index to Financial Statements............................................ F-1

                               -----------------

UNTIL OCTOBER 20, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-ERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN AD-DITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,000,000 SHARES

                   [LOGO OF TRI-POINT MEDICAL APPEARS HERE]

                               TRI-POINT MEDICAL
                                  CORPORATION

                                 COMMON STOCK



                               -----------------

                                  PROSPECTUS

                            September 25, 1996

                               -----------------


                                LEHMAN BROTHERS

                          SANDS BROTHERS & CO., LTD.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which are being borne by the Company:

      Registration fee............................................. $ 15,465.00
      NASD filing fee..............................................    4,985.00
      Transfer agent and registrar fees............................   10,000.00
      Printing and engraving.......................................  125,000.00
      Legal fees...................................................  345,000.00
      Blue Sky fees and expenses...................................   25,000.00
      Nasdaq National Market listing fee...........................   48,625.00
      Accounting fees..............................................  160,000.00
      Miscellaneous................................................   15,925.00
                                                                    -----------
          Total.................................................... $750,000.00
                                                                    ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  A. Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

  B. As permitted by the Delaware General Corporation Law, the Company has included a provision in its Restated Certificate of Incorporation (Exhibit 3.1 hereto) that, subject to certain limitations, eliminates the ability of the Company and its stockholders to recover monetary damages from a director of the Company for breach of fiduciary duty as a director. Article VI of the Company's By-Laws (Exhibit 3.2 hereto) provides for indemnification of the Company's directors and officers and advancement of expenses to the extent otherwise permitted by Section 145. In addition, the Company has agreed to indemnify certain executive officers of the Company pursuant to the terms of their employment agreements to the maximum extent permitted by applicable law against all costs, charges and expenses incurred by each in connection with any action, suit or proceeding to which he may be party or in which he may be a witness by reason of his being an officer, director or employee of the Company or any subsidiary or affiliate of the Company.

  C. Reference is made to Section 10 of the Underwriting Agreement (Exhibit 1 hereto) which provides for indemnification among the Company, the Selling Stockholders and the Underwriters.

  D. As authorized by Section 145 of the Delaware General Corporation Law and
Article VI of the Company's By-Laws, the Company has applied for, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities, to be effective contemporaneously with this offering. The premiums for such insurance are to be paid by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Described below are the only transactions within the past three years in which the Company issued securities which were not registered under the Securities Act.

  As of March 1, 1996, substantially all of the assets and liabilities of the Partnership, except for the indebtedness to Sharpoint, were transferred to the Company in exchange for one share of Common Stock issued to the Partnership, which is currently the sole stockholder of the Company. As of the Exchange, obligations of and interests in the Partnership will be contributed to the Company in exchange for an aggregate of 9,600,000 shares of Common Stock. In addition, on May 30, 1996, options to purchase an aggregate of 550,000 shares of Common Stock were granted to employees, non-employee directors and three consultants. These options will become effective only upon the consummation of the Exchange, will expire on May 30, 2006, will vest in five equal annual installments in the case of employees and consultants, and 50% on the date of grant and 25% on each successive anniversary of the date of grant in the case of non-employee directors, and, except for the non-employee director options, have an exercise price equal to the per share price to the public in the Offering less $3.00. The non-employee director options have an exercise price of $7.00.

  The Company believes that the issuance of shares and grants of options described above did not and will not involve a public offering and were or will be exempt from registration under Section 4(2) of the Securities Act because such issuances and grants were made to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and because each such person was purchasing for investment without a view to further distribution. Restrictive legends were and will be placed on stock certificates and are contained in stock option agreements evidencing the securities described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

  The following is a list of exhibits filed as part of this Registration Statement.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  1**    Form of Underwriting Agreement.
  3.1**  Restated Certificate of Incorporation.
  3.2**  By-Laws.
  5*     Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of Common Stock being registered.
 10.1**  Office-Warehouse Lease Agreement, dated as of November 7, 1995, between AP Southeast Portfolio Partners, L.P. and Tri-Point Medical
          Corporation.
 10.2+** Adhesive Supply Agreement, dated as of March 14, 1991, between Procter
          & Gamble/ALZA, Partners for Oral Health Care and Tri-Point Medical
          Corporation.
 10.3+** Amendment No. 1, dated as of April 13, 1992, to Adhesive Supply
          Agreement, dated as of March 14, 1991, between Procter & Gamble/ALZA,
          Partners for Oral Health Care and Tri-Point Medical Corporation.

  EXHIBIT
  NUMBER   DESCRIPTION
  -------  -----------
 10.4+**   Adhesive Supply Agreement, dated as of March 26, 1993, between ALZA
            Corporation and Tri-Point Medical Corporation.
 10.5+**   Supply and Distribution Agreement, dated as of July 14, 1992, between Chiron Vision Corporation and Tri-Point Medical
            Corporation.
 10.6+**   First Amendment, dated as of April 25, 1995, to Supply and
            Distribution Agreement, dated as of July 14, 1992, between Chiron
            Vision Corporation and Tri-Point Medical Corporation.
 10.7+**   Licensing and Distribution Agreement, dated as of December 7, 1992, between Farnam Companies, Inc. and Tri-Point Medical Corporation.
 10.8+**   Supply and Distribution Rights Agreement, dated as of March 20,
            1996, between Ethicon, Inc. and Tri-Point Medical Corporation.
 10.9++*   1996 Amended and Restated Equity Compensation Plan.
 10.10++** Employment Agreement, dated as of May 31, 1996, between Robert V.
            Toni and Tri-Point Medical Corporation.
 10.11++** Employment Agreement, dated as of May 31, 1996, between J. Blount
            Swain and Tri-Point Medical Corporation.
 10.12++** Employment Agreement, dated as of May 31, 1996, between Jeffrey G.
            Clark and Tri-Point Medical Corporation.
 10.13++** Employment Agreement, dated as of May 31, 1996, between Joe B.
            Barefoot and Tri-Point Medical Corporation.
 10.14++** Consulting Agreement, dated as of May 31, 1996, between Steven A.
            Kriegsman and Tri-Point Medical Corporation.
 10.15**   Registration Rights Agreement, dated as of May 31, 1996, between
            Caratec, L.L.C. and Tri-Point Medical Corporation.
 10.16**   Registration Rights Agreement, dated as of May 31, 1996, among
            Cacoosing Partners, L.P., OMI Partners, L.P., Triangle Partners,
            L.P., F. William Schmidt, Rolf D. Schmidt, Robert V. Toni, J.
            Blount Swain, Jeffrey G. Clark, Joe B. Barefoot and Tri-Point
            Medical Corporation.
 10.17**   Contribution and Exchange Agreement, dated as of May 31, 1996, among
            Cacoosing Partners, L.P., OMI Partners, L.P., Triangle Partners,
            L.P., F. William Schmidt, Rolf D. Schmidt, Caratec, L.L.C., Robert
            V. Toni, J. Blount Swain, Jeffrey G. Clark, Joe B. Barefoot,
            Jeffery C. Basham, Jeffrey C. Leung, Anthony V. Seaber and Tri-
            Point Medical Corporation.
 10.18**   Amendment, dated June 18, 1996, to Office-Warehouse Lease Agreement, dated as of November 7, 1995, between AP Southeast Portfolio
            Partners, L.P. and Tri-Point Medical Corporation.
 11**      Statement re: Computation of Per Share Earnings.
 23.1*     Consent of Price Waterhouse LLP.
 23.2*     Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto).
 24.1**    Power of Attorney (included on signature page to the Registration
            Statement No. 333-5425).
 27**      Financial Data Schedule.

- --------
  * Filed herewith.
 ** Previously filed.
+ Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange Commission (the "Commission") pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act.
++ Compensation plans and arrangements for executives and others.

  (b) Financial Statement Schedules.

  None.

ITEM 17. UNDERTAKINGS.

  A. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  C. The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN RALEIGH, NORTH CAROLINA, ON SEPTEMBER 25, 1996.

                                          TRI-POINT MEDICAL CORPORATION

                                          By:      /s/ Robert V. Toni
                                              ---------------------------------
                                                     ROBERT V. TONI
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS AND BY ROBERT V. TONI AS ATTORNEY-IN-FACT FOR THE SPECIFIC PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                NAME                         CAPACITY                DATE
         /s/ Robert V. Toni            President and Chief      September 25, 1996
- -------------------------------------   Executive Officer
           ROBERT V. TONI               (principal
                                        executive officer)
                                        and Director

                  *                    Vice President and       September 25, 1996
- -------------------------------------   Chief Financial
           J. BLOUNT SWAIN              Officer (principal
                                        financial and
                                        accounting officer)

                  *                    Chairman of the          September 25, 1996
- -------------------------------------   Board and Director
           ROLF D. SCHMIDT

                  *                    Director                 September 25, 1996
- -------------------------------------
         F. WILLIAM SCHMIDT

                  *                    Director                 September 25, 1996
- -------------------------------------
           DENNIS C. CAREY

                  *                    Director                 September 25, 1996
- -------------------------------------
         MICHAEL K. LORELLI

                  *                    Director                 September 25, 1996
- -------------------------------------
          RANDY H. THURMAN

* By:    /s/ Robert V. Toni
      -------------------------------
           ROBERT V. TONI
          Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
 SEQUENTIAL                                                         SEQUENTIAL
   NUMBER                        DESCRIPTION                        PAGE NUMBER
 ----------                      -----------                        -----------
   1**      Form of Underwriting Agreement.
  3.1**     Restated Certificate of Incorporation.
  3.2**     By-Laws.
  5*        Opinion of Morgan, Lewis & Bockius LLP regarding
             legality of the shares of Common Stock being
             registered.
 10.1**     Office-Warehouse Lease Agreement, dated as of
             November 7, 1995, between AP Southeast Portfolio
             Partners, L.P. and Tri-Point Medical Corporation.
 10.2+**    Adhesive Supply Agreement, dated as of March 14,
             1991, between Procter & Gamble/ALZA, Partners for
             Oral Health Care and Tri-Point Medical Corporation.
 10.3+**    Amendment No. 1, dated as of April 13, 1992, to
             Adhesive Supply Agreement, dated as of March 14,
             1991, between Procter & Gamble/ ALZA, Partners for
             Oral Health Care and Tri-Point Medical Corporation.
 10.4+**    Adhesive Supply Agreement, dated as of March 26,
             1993, between ALZA Corporation and Tri-Point Medical
             Corporation.
 10.5+**    Supply and Distribution Agreement, dated as of July
             14, 1992, between Chiron Vision Corporation and Tri-
             Point Medical Corporation.
 10.6+**    First Amendment, dated as of April 25, 1995, to
             Supply and Distribution Agreement, dated as of July
             14, 1992, between Chiron Vision Corporation and Tri-
             Point Medical Corporation.
 10.7+**    Licensing and Distribution Agreement, dated as of
             December 7, 1992, between Farnam Companies, Inc. and
             Tri-Point Medical Corporation.
 10.8+**    Supply and Distribution Rights Agreement, dated as of
             March 20, 1996, between Ethicon, Inc. and Tri-Point
             Medical Corporation.
 10.9++*    1996 Amended and Restated Equity Compensation Plan.
 10.10++**  Employment Agreement, dated as of May 31, 1996,
             between Robert V. Toni and
             Tri-Point Medical Corporation.
 10.11++**  Employment Agreement, dated as of May 31, 1996,
             between J. Blount Swain and
             Tri-Point Medical Corporation.
 10.12++**  Employment Agreement, dated as of May 31, 1996,
             between Jeffrey G. Clark and
             Tri-Point Medical Corporation.
 10.13++**  Employment Agreement, dated as of May 31, 1996,
             between Joe B. Barefoot and
             Tri-Point Medical Corporation.
 10.14++**  Consulting Agreement, dated as of May 31, 1996,
             between Steven A. Kriegsman and Tri-Point Medical
             Corporation.
 10.15**    Registration Rights Agreement, dated as of May 31,
             1996, between Caratec, L.L.C. and Tri-Point Medical
             Corporation.
 10.16**    Registration Rights Agreement, dated as of May 31,
             1996, among Cacoosing Partners, L.P., OMI Partners,
             L.P., Triangle Partners, L.P., F. William Schmidt,
             Rolf D. Schmidt, Robert V. Toni, J. Blount Swain,
             Jeffrey G. Clark, Joe B. Barefoot and Tri-Point
             Medical Corporation.

  EXHIBIT
 SEQUENTIAL                                                        SEQUENTIAL
   NUMBER                        DESCRIPTION                       PAGE NUMBER
 ----------                      -----------                       -----------
  10.17**   Contribution and Exchange Agreement, dated as of May
             31, 1996, among Cacoosing Partners, L.P., OMI
             Partners, L.P., Triangle Partners, L.P., F. William
             Schmidt, Rolf D. Schmidt, Caratec, L.L.C., Robert
             V. Toni, J. Blount Swain, Jeffrey G. Clark, Joe
             Barefoot, Jeffery C. Basham, Jeffrey C. Leung,
             Anthony V. Seaber and Tri-Point Medical
             Corporation.
  10.18**   Amendment, dated June 18, 1996, to Office-Warehouse
             Lease Agreement, dated as of November 7, 1995,
             between AP Southeast Portfolio Partners, L.P. and
             Tri-Point Medical Corporation.
  11**      Statement re: Computation of Per Share Earnings.
  23.1*     Consent of Price Waterhouse LLP.
  23.2*     Consent of Morgan, Lewis & Bockius LLP (included in
             its opinion filed as Exhibit 5 hereto).
  24.1**    Power of Attorney (included on signature page to the
             Registration Statement No. 333-5425).
  27**      Financial Data Schedule.

- --------
  * Filed herewith.
 ** Previously filed.
 + Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act.
 ++Compensation plans and arrangements for executives and others.